Target Asset	Proposed Reg-A Money	Term Sheet Signed	Reg-A Paperwork Done
Red Canvas	$1,000,000	YES	YES
Green,Inc	$750,000	YES	YES
Dog on Deck	$1,500,000	YES	YES
Naughty Girl Donuts	$150,000	YES	YES
Paul Mitchel School	$2,600,000	YES	YES
Funky Biscuit	$1,000,000	YES	YES
*Metaphor Entertainment	$1,000,000

Individuals With Consideration		Amount	Date
Scott	Schrier	$10,000	4/1/2016
Jennifer	Weathers	$15,000	4/15/2016
John	Weathers	$10,000	5/2/2016
Brent	Poffenberger	$50,000	6/27/2016
Thomas	Neville	$50,000	6/27/2016
Berkshire Equity Group		$10,000	6/28/2016
Robert	Dorsey Jr	$25,000	7/5/2016
Lee Ann	Kulina	$30,000	7/13/2016
Timothy	Johnson	$15,000	7/22/2016
Justin	Jarvis	$10,000	8/15/2016
Matthew	Titus	$10,000	9/7/2016
William	Morris	$50,000	9/7/2016
Michael	Logsdon	$10,000	9/7/2016
Joel	Vittori Jr	$10,000	9/23/2016
Jonathan	Dodd	$10,000	11/3/2016
Todd	Weller	$20,000	12/5/2016
Chirstopher	Dinoto	$45,000	4/19/2017

SNM Global is a public company focused on the entertainment and media sector. Our goal is to acquire and cultivate assets in this space to enhance the SNM Global brand.

Metaphor Entertainment will be a wholly owned division of SNM Global Holdings consisting of singers, restaurants, and other startup entertainment ventures in a $1 million dollar raise with in Tier 1 Reg A.

March 08, 2017

SNM Global Holdings has Agreed to Terms for Entering into a Joint Venture Agreement with Green, Inc.

MIAMI BEACH, Fla., March 8, 2017 /PRNewswire/ -- SNM Global Holdings (otc- pink:SNMN) has agreed to terms for entering into a Joint Venture agreement with Green, increasing their proposed stake in the company.

Green is a cloud-based provider of closed loop digital payments technology enabling the cannabis industry with a secure, cashless way to process transactions. “With, in our opinion, the exciting potential of Green and its technology, we feel a significant increase to joint partners in the deal is a prudent investment for our company and shareholders. Raising our stake from 10% to 50% we feel will enhance our valuation and the SNM brand,” stated SNM Global CEO Troy Lowman.

Safe Harbor for Forward-Looking Statements: This news release includes forward-looking statements. While these statements are made to convey to the public the company’s progress, business opportunities and growth prospects, readers are cautioned that such forward-looking statements represent management’s opinion. Whereas management believes such representations to be true and accurate based on information and data available to the company at this time, actual results may differ materially from those described. The Company’s operations and business prospects are always subject to risk and uncertainties. Important factors that may cause actual results to differ are and will be set forth in the company’s periodic filings with the U.S. Securities and Exchange Commission.

Term Sheet

For Company “GREEN, Inc.” a fully compliant cashless payment system for the Legal Cannabis Industry and “SNM Global Holdings, Inc.” a public company.

Terms of the deal:

Total Amount of Investment:	$500,000 USD
Schedule of Capital Delivery:	See Addendum 1
Type of Investment:	Common Stock
Type of Security:	Common Stock

Share Structure Following Investment (non-dilutive):

Total Outstanding Shares:	100,000	100.00%

Common Stock (SNM Global Holdings, Inc.):	1,000	10.00%

Common Stock held in treasury and original shareholders:	90,000	90.00%

Total:	100,000	100.0%

Offering

The offering consists of a non-exclusive right for SNM Global Holdings to perform a capital raise through an s-1 registration for the benefit of investing the proceeds of the raise currently a maximum of $500,000.00 USD into the private company GREEN, Inc. Final terms of the agreement are 10% of Private Equity for $500,000.00 USD

Use of Proceeds:

GREEN, Inc. shall use the proceeds from this financing for working capital purposes. This includes but not limited to expanding Technology, expanding the current platform, hiring Management as well as current and past debt obligations.

Terms and Conditions:

SNM Global Holdings, Inc. has the non-exclusive right to invest up to $500,000.00 into the private equity of GREEN, Inc. via, S-1 registration of SNM Global holdings, Inc.’s, common stock for up to 10% of the private company.

GREEN, Inc. is a private company located at 1153 Bergen Pkwy #165 Evergreen, CO. 80439. Our business consists of a fully compliant and robust cashless payment system for the Legal cannabis Industry. The system meets all State and Federal anti-money laundering laws and is FINCEN compliant. GREEN, Inc. is a Closed Loop text pay technology platform.

Note: This Term Sheet is a draft and is not legally binding to either party. Once terms are accepted an Official Term Sheet will be issued to the Company by the Public Company.

ADDENDUM 1

SNM Global Holdings, Inc. will have 2months to apply for S-1 registration and up to 4 months from date of signature to fully execute on the agreement. Failure to raise full amount will result in investment of a smaller percentage.

Name:

Date:	December 2, 2016

GREEN, Inc.

Name:

Date:

SNM Global Holdings Inc.

GREEN, Inc.
1153 Bergen Pkwy #165 Evergreen, CO 80439
www.greentextpay.com

SNM Global Holdings, Inc.
7950 nw 53rd street, ste 337 Miami, FL.
www.SNMholdings.com

Cashless Payment Technology for the Cannabis Industry!

“In emerging markets” there are often no credit “bureaus” or infrastructure... Cash is king. This holds people and countries back. Things we take for granted are not possible.” Alex Rampell Partner, Andreessen Horowitz

ALEX MAY, CEO - ALEX@GREETEXTPAY.COM
CARL MAYBIN, COO – CARL@GREENTEXTPAY.COM
ROBERT ROSS, CHAIRMAN

GREEN INC – OVERVIEW

WHO IS GREEN?

Green is a “provider of cloud based Closed Loop payments technology” that enables any mobile device including text-only phones to process financial transactions.

Green’s platform delivers online and mobile-based payment technology to mobile phone carriers, financial institutions, retail establishments, universities and other companies in the Legal Cannabis Marketplace.

REGULATORY ASSESSMENT

The Green Platform has been deemed compliant with Cole Memo and AML/KYC and FINCEN Regulations:

Green is Anti-Money Laundering (AML) and Know Your Customer (KYC) compliant supporting the needs of the regulatory and law enforcement community for your transactions.

The Platform is also FINCEN Memo 02/14/2014 FIN-2014-G001 Compliant for the processing of Cannabis transactions to assist businesses in tracking and reporting transactional data in a secure and accurate fashion.

- State Sen. Bill Colely championed a closed-loop payment system as part of HB 523, Ohio’s medical marijuana law.

Under the system, medical marijuana patients and registered caregivers can put money into special accounts at a liquor store or other state-run agency, Colely said, which are then used to make purchases. http://codes.ohio.gov/orc/3796.031v1

- Rick Riccobono is Washington’s Director of Banks. The notorious “cash only” cannabis stigma, he said, is largely mythical. The reality is more nuanced.

“People say it’s a total cash business in Colorado and Washington,” he said. “Quite the opposite. We’ve actually gotten this thing pretty far along.”

Riccobono said roughly 90 percent of all marijuana-related taxes and fees pour into the state treasury electronically, not with cash. Washington, he said, has at least three credit unions and two banks that accept money from cannabis operations. Recently, one even made a loan to a business, which Riccobono said is a first.

Banks and credit unions at first refused to handle Washington’s marijuana-related monies, including taxes and licensing fees. A cannabis business law firm and the State of Washington had the same response: take all of our money or none of it.

“The state was pretty clear. If you’re going to do any of our business, you’re going to do all of our business. But we did kind of go a round or two with them on that,” Riccobono noted with a laugh.

Still, marijuana businesses can’t pay taxes directly to Washington State with credit cards. Part of the problem is with the credit card companies themselves rather than the actual banks. http://www.alaskajournal.com/2016-08-31/alaska-banks-credit-unions-won%E2%80%99t-follow-lower-48-counterparts-bud-business#.WMHIM2Tyu2w

MARKET INTRODUCTION

Green is focused on helping remove Cash from the Cannabis industry creating a safe and federally compliant solution to the emerging $60 billion industry.

Green’s Cashless Closed Loop, Digital Payments Platform is uniquely positioned to support the global transformation in the Cannabis commerce and payments landscape being driven by expansion of Mobile Infrastructure & Cloud Technology. Green supports digital wallets with a number of specialized payment solutions that enable payments and remittances to be transacted by anyone, anywhere, anytime, either online or offline.

Greentextpay mWallet is a secure online platform that allows virtual access to Green’s Open Loop Platform, which can be tied to business or personal payments capabilities and data in one secure platform, mWallet is a virtual, pre-paid account accessed using a mobile phone.

1.	COMPETITORS

There are a variety of in-store ATM machine solutions with game tickets that you take to redeem at the counter to purchase Cannabis products. However, the future will be a Closed Loop Payment solution that complies with both State and Federal laws as defined by the Department of Treasury’s Financial Crimes Network (FINCEN)

Some examples of international market entrants are listed below.

1.	https://www.payqwick.com/ Payqwick is based in Seattle, WA PayQwick provides a fast, easy, discreet and safe way to make purchases at recreational marijuana retailers throughout the State of Washington. The PayQwick platform also allows producers, processors and retailers to pay each other for marijuana purchases and allows them to pay their vendors (for example, attorneys, accountants, insurance companies, utility companies, etc.)

2.	https://singleseed.com/ SingleSeed Payments’ mobile Cashless ATM provides added convenience, safety, and inventory control/tracking for delivery services and busy dispensaries. Our Cashless ATM plug-and-play technology means you’ll be accepting debit cards within days of recieving your terminal.

3.	www.canpaydebit.com CanPay is the only debit payment app that allows you to pay for your purchases at cannabis retailers with a simple debit to your checking account when you make a purchase. You use your debit and credit cards for purchases everywhere else, now you can enjoy the same convenience at your favorite cannabis retailers.

2.	FUNDING REQUEST

Green is seeking $2.65m with an initial tranche $1,000,000 in funding for software and technology enhancements to support rapid growth over the next two years. The balance of investment will used to develop sales staff, ongoing product development and marketing.

●	Green is deploying its digital payment platform to support Cashless Payments and Remittances in the projected $60 billion Cannabis Industry.

●	Green’s Model is to license its private label platform tools to Partners which will use their own branding and websites and be responsible for regulatory compliance.

●	Green signed a license agreement with VersiPay Technoloiges, Inc to provide Green Credits and Green Wallet billing and remittance platform with several clients.

●	The Green platform will allow instant credit transfers directly to subscriber mobile wallets within its Closed Loop Platform

●	VersiPay Technoloiges will enable transferring of Credits into its Global Open Loop Platform for purchases of Goods and Services

3.	BUSINESS STRATEGY

The cannabis industry has been primarily a ‘cash only” business which has caused great harm to communities do to increased crime. The retailers and growers are not the only one’s getting robbed or burglarized, but the employees do as well.

Green can provide the entire ecosystem of the Cannabis Industry with a safe and compliant way to do business.

Green will grow market share by enlisting Agents and Resellers in the Legal Marijuana states to “own” their local markets and grow the business. Green’s Agents, and Resellers will be supported by Green’s regionalized Sales Managers, as well as, our technical support team. Currently, Green has Agents and Resellers in the following markets:

1.	Southern California

2.	Northern California

3.	Washington

4.	Nevada

5.	Pittsburgh

6.	Miami

7.	Orlando

8.	Tampa

9.	Detroit

10.	Ohio

The Colorado Marijuana Enforcement Division has already given Green its hands-of approval as a FINCEN compliant platform and attorneys in Michigan, Pennsylvania, California and Illinois interviewed in accordance with their state laws.

Market Focus

Green has a unique opportunity to help the Legal Cannabis marketplace with its cashless, compliant platform as the industry has sought out secure processing with compliance and auditing capabilities. Several Cannabis Law firms have commented on Green as a viable solution and are introducing clients to Green because of the current impediments to banking for those in the Cannabis industry.

1.	Just 220 of America’s 7,600 banks and credit unions accept money from pot businesses.

2.	Effectively, this means legal pot is a cash-only business.

3.	Stores have to rotate pay schedules, and many have buddy systems to walk employees to their cars to make sure they get there safely due to the amount of robberies.

4.	Respected as an industry in many states, yet still treated like criminals.

5.	On top of this, legal marijuana companies must pay an extra 10% on federal employee withholding taxes because they can’t pay them electronically, according a lawsuit challenging the practice cited by the Denver Post.

4.	GREEN BUSINESS FORECASTS

(Amounts in United States Dollars)	Year 1	Year 2	Year 3	Year 4	Year 5

Green Kredits Purchased with Credit Card

Projected Store Base	1,000	5,000	10,000	17,500	25,000

Avg, No. of Transactions per Month pet Store	300	300	300	300	300

Avg. Value of Each Transaction	$100	$100	$100	$100	$100

Fees: Flat Rate per Transaction	$3	$3	$3	$3	$3

Fees: % Per Transaction	3.9%	3.9%	3.9%	3.9%	3.9%

Fee: Monthly Store Service Fee	$49.95	$49.95	$49.95	$49.95	$49.95

Green Wallet: Product Purchases in Store

Projected Customer Base	300,000	1,500,000	3,000,000	750,000	1,250,000

Avg. No. of Transactions per Month	4	4	4	4	4

Fees: Flat Rate per Transaction	$0.50	$0.50	$0.50	$0.50	$0.50

Gross Profit Margin	82%	82%	82%	82%	82%

EBITDA Margin	50%	52%	54%	56%	58%

Net Income Margin	40%	40%	45%	45%	45%

5.	APPENDIX

MANAGEMENT TEAM

Alex May, CEO, is a determined persuasive “hunter” with a history off achieving results and contributing to the bottom line with the leading Educational Software companies in America. Alex has extensive and diverse management expertise with both start-ups and established companies that includes maintaining company objectives, strategic business development and overall financial accountability. He has an established proven track record opening new markets, channel management and implementing new growth plans for the education market and fortune 500 companies. A recognized sales and marketing leader with over 30 years solutions oriented sales experience in national and local markets.

Carl Maybin II, COO and a member of the Board of Directors. Carl Maybin was the Founder, President and Chief Executive Officer at IP Triple Communications a USA-based Federal Communications Commission licensed global Telecommunications Company. Mr. Maybin is an experienced leader and prior to founding IP Triple was the Vice President of Sales and Marketing for Mitsubishi Satellite’s SkyTiger Asia Pacific Group, Vice President of Partnership Development for International recognized start-up Cignal Global Communications who purchased his company Pegasus Integration. Cignal Global was acquired by Liberty Media’s UPC Group in the UK for $200 million in 2001 to become Europe’s first Triple Play provider of Voice, Internet and Television.

March 2017 to December 2017 – Use of Funds

March thru April 2017

Software “Private Label” upgrade Phase 1	$124,000.00

Web-Site, mobile App social media & maintenance	$10,000.00

Web Program adjustments to Authorize.net	$7,000.00

Marketing material, development & shipping	$4,500.00

Regional Sales Development, Conferences & Travel	$3,500.00

† MJ Business Conference & Expo - Washington, DC	$1500.00
† World Cannabis Conference & Expo – Pittsburgh, PA	$1500.00
† Air, Hotel, Car Rental & Misc.	$1500.00
† Exhibit & workshop access	$1500.00

Executive Suite, Admin Assistant & Support*	$6,000.00

May thru August 2017

Software “Private Label” upgrade Phase 2	$160,000.00

Web-Site, social media & maintenance*	$1,200.00

Web Program adjustments & “White Label” integration	$3,500.00

National Sales Development & Sales Assistant	$8,000.00

† Sales Admin marketing & support	$6000.00
† Travel & Regional Follow-up	$3500.00
† Air, Hotel & Car Rental & Misc.	$1500.00
† Exhibit & workshop access	TBD

September thru December 2017

Web Program adjustments & integration	$3,500.00

National Sales Development & Sales Assistant	$8,000.00

Regional Sales Managers	$42,000.00

† Sales Admin marketing & support	$6000.00
† Travel & Regional Follow-up	$3500.00
† Air, Hotel & Car Rental & Misc.	$1500.00
† Exhibit & workshop access	TBD

Outstanding Expenses since. Dec. 2016 to March 8, 2017	$57,000.00

April 20, 2017

SNM Global Holdings To Acquire PAUL MITCHELL Schools; 3 Other Target Acquisitions Pending

Miami Beach, FI -- April 20, 2017 -- Investor Hub Newswire -- SNM Global Holdings (SNMN) an entertainment/media company is excited to announce they have an executed term sheet to acquire a 50% stake in two Paul Mitchell Schools from Hair Expressions Academy Inc. for agreed terms of $2.3 million to be finalized in a definitive agreement.

The schools consist of two east coast facilities (modern 16,000 sq. ft and 11,500 sq. ft. respectively) that did annual revenues of over $3.6 million. “This is a gem of an acquisition for SNM Global, an asset that already is revenue producing and looking to expand further,” states SNM Global CEO Troy Lowman. “We are keeping current upper management in place and all have the common goal of increasing revenues with new products immediately.

Safe Harbor for Forward-Looking Statements: This news release includes forward-looking statements. While these statements are made to convey to the public the company’s progress, business opportunities and growth prospects, readers are cautioned that such forward-looking statements represent management’s opinion. Whereas management believes such representations to be true and accurate based on information and data available to the company at this time, actual results may differ materially from those described. The Company’s operations and business prospects are always subject to risk and uncertainties. Important factors that may cause actual results to differ are and will be set forth in the company’s periodic filings with the U.S. Securities and Exchange Commission.

SNM GLOBAL HOLDINGS, INC.

TERM SHEET

Hair Expressions Academy Inc

Rockville & Jessup, Maryland

The following is a non-binding term sheet structuring a joint venture project between SNM Global Holdings, Inc. (“SNM”) and Hair Expressions Academy Inc T/A Hair Expressions Paul Mitchell Partner School and Paul Mitchell the School - Jessup. After sale Katherine Sturm and Stephanie Brown will become Hair Expressions Academy Inc for the sake of this term sheet. The following terms are intended for building framework for the joint venture and establish an understanding between the Parties.

Purpose	The purpose of the joint venture is to combine the efforts of funding raising, marketing and brand building capacities of SNM with Hair Expressions Academy Inc. The Parties intend to memorialize the terms of this joint venture, as amended, in a formal definitive agreement.

Consideration	In exchange for 50% of the total ownership of Hair Expressions Academy Inc, SNM will pay an aggregate of $4,600,000. 00, consisting of $1,600,000.00 up front cash and $700,000.00 within in one year of cash to total $2,300,000.00 for 50% towards SNM and 50% towards Hair Expressions Academy Inc. 50% of net will be paid by Hair Expressions Academy Inc. to Ed Ruiz until balance is paid in full.

Real Estate assets are not to be included in this joint venture, and will not be included in a definitive agreement.

SNM GLOBAL HOLDINGS, INC.

Responsibilities	Hair Expressions Academy Inc. shall be responsible for all school management, marketing and sales decision. Hair Expressions Academy Inc. shall also provide SNM Global timely quarterly updates via email and/or newsletter.

SNM will be responsible for all accounting and fiduciary responsibilities.

Profit Share	Any and all of the net profits from Hair Expressions Academy Inc. shall be shared 50/50 between SNM Global and Hair Expressions Academy Inc.

Risks	All Parties understand and agree that this joint venture carries certain risks. Neither party makes any guarantee or warranty otherwise in regards to the success of the joint venture, except those representations and warranties stated in a final definitive agreement.

Representations and Warranties	In addition to standard representations and warranties, the Parties do hereby represent and warrant the following:

● SNM hereby represents and warrants that it has the capacity, as a publicly traded company, to raise sufficient funds for the purpose of the joint venture;

● Hair Expressions Academy Inc represents and warrants that the all products are free and clear of all liens and encumbrances and that all products are properly licensed.

The undersigned does hereby agree to the intent and purpose of this Term Sheet as it relates to a joint venture between SNM Global Holdings, Inc. and Hair Expressions Academy Inc. The Parties understand and agree that this terms set forth may be amended prior to entering into a definitive agreement after the parties have completed their respective due diligence.

SNM GLOBAL HOLDINGS, INC.

SNM Global Holdings, Inc.

4/18/17
Troy Lowman, President

AGREED AND ACCEPTED by: Hair Expressions Academy Inc.

4-13-17

By:	Ed Ruiz		Date

Title:	owner

Entity No. 52-2292918
Ope id No. 039655-00/01
Duns No. ###-##-####
Naccas No. 030036-00

Hair Expressions Academy, Inc.
d/b/a Hair Expressions-Paul Mitchell Partner School
a/k/a Paul Mitchell Partner School

12450 Parklawn Drive, 2nd Floor
Rockville, Maryland 20852

Additional Location:
Hair Expressions Academy- Paul Mitchell
The School-Jessup
7351 Assateague Dr, Suite 370
Jessup, MD 20794

And

Affiliate
Wipark LLC
(Entity No# 27-3989367)

Audited Financial Statements
For The Years Ended December 31, 2015 And 2014

David A. Levy - Certified Public Accountants - P.C.
Members: American Institute of Certified Public Accountants, TIN: 04-3139309

Hair Expressions Academy, Inc. and Affiliate
Audited Financial Statements
For the Year Ended December 31, 2015 and 2014

Table of Contents

Page
Independent Auditors’ Report	1-2

Consolidated Balance Sheets	3

Consolidated Statements of Income & Consolidated Statements of Stockholders’ Equity	4

Consolidated Statements of Cash Flows	5

Notes to the Financial Statements	6-15

Report on Internal Control Over Financial Reporting and on Compliance And on Other Matters Based on an Audit Of financial Statements Performed in Accordance With Government Auditing Standards No material Weaknesses Identified No Significant Deficiencies Identified No Reportable Instances of Noncompliance Or Other Matters Identified	16-17

Supplementary Information

Independent Auditor’s Report on Consolidating Information	18-19
Consolidating Balance Sheets	20
Consolidating Statements of Income and Consolidating Statements of Stockholder’s Equity	21

David A. Levy - Certified Public Accountants - P.C.
Members: American Institute of Certified Public Accountants, TIN: 04-3139309

David A Levy CPA PC Certified Public Accountants 20 Freeman Place Needham, Massachusetts 02492 Tel. (617) 566-3645 (866) 842-0108 Fax. (866) 681-2377 www.DALCPAPC.net

Independent Auditors’ Report

The Board of Directors
Hair Expressions Academy, Inc.
12450 Parklawn Drive, 2nd Floor
Rockville, Maryland 20852

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of Hair Expressions Academy, Inc. (Hair Expressions-Paul Mitchell Partner School-Rockville, MD and Hair Expressions-Paul Mitchell Partner The School-Jessup, MD) and Wipark LLC (hereinafter referred to as “Hair Expressions Academy, Inc.”), which comprise the consolidated balance sheets as of December 31, 2015 and 2014, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America: this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America, and the standards applicable to financial audits contained in Government Auditing Standards, issued by the Comptroller General of the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditors consider internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of the significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

David A. Levy - Certified Public Accountants - P.C.
Members: American Institute of Certified Public Accountants, TIN: 04-3139309

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hair Expressions Academy, Inc. as of December 31, 2015 and 2014, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Other Matters

Our audits were conducted for the purpose of forming an opinion on the financial statements as a whole. The accompanying footnote 13 on the Institution’s calculation of its Title IV 90/10 revenue test and footnote 9 on related party transactions are required by the U.S. Department of Education and are presented for purposes of additional analysis and are not a required part of the basic financial statements. The accompanying footnote 12 on the Institution’s composite score is presented for purposes of additional analysis and is not a required part of the basic financial statements.

Such information is the responsibility of management and was derived from and relates directly to the underlying accounting and other records used to prepare the financial statements. The information has been subjected to the auditing procedures applied in the audit of the financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the financial statements or to the financial statements themselves, and other additional procedures in accordance with auditing standards generally accepted in the United States of America. In our opinion, the information is fairly stated, in all material respects, in relation to the financial statements as a whole.

Other Reporting Required by Government Auditing Standards

In accordance with Government Auditing Standards, we have also issued our report dated June 14, 2016 on our consideration of Hair Expressions Academy, Inc.’s internal control over financial reporting and on our tests of its compliance with certain provisions of laws, regulations, contracts, and grant agreements and other matters. The purpose of that report is to describe the scope of our testing of internal control over financial reporting and compliance and the results of that testing, and not to provide an opinion on internal control over financial reporting or on compliance. That report is an integral part of an audit performed in accordance with Government Auditing Standards in considering Hair Expressions Academy, Inc.’s internal control over financial reporting and compliance.

David A Levy CPA PC
Needham, Massachusetts
June 14, 2016

David A. Levy - Certified Public Accountants - P.C.
Members: American Institute of Certified Public Accountants, TIN: 04-3139309

Hair Expressions Acedemy, Inc.
Consolidated Balance Sheets
As of December 31, 2015 and 2014

	2015	2014
Assets
CURRENT ASSETS
Cash and Cash Equivalents	$388,962	$244,346
Accounts Receivable - Students	248,898	229,911
Supplies Inventory	91,976	92,319
TOTAL CURRENT ASSETS	729,836	566,576
FIXED ASSETS
Building and Improvements	2,908,385	2,908,385
Leasehold Improvements	649,183	649,183
Furniture, Fixtures and Equipment	446,537	401,537
Less: Accumulated Depreciation & Amortization	(812,150)	(638,859)
Land	871,658	871,658
FIXED ASSETS NET	4,063,613	4,191,904

OTHER ASSETS
Franchise Fee	64,103	70,835
Security Deposits	45,515	45,515
Total Assets	$4,903,067	$4,874,830

Liabilities & Stockholders’ Equity

CURRENT LIABILITIES
Accounts Payable and Accrued Expenses	$139,188	$254,468
Deferred Tuition	289,460	314,929
Current Portion of Deferred Rent	9,540	2,585
Current Portion of Notes Payable	310,699	318,038
TOTAL CURRENT LIABILITIES	748,887	890,020
LONG TERM LIABILITIES
Deferred Rent, Net of Current Portion	7,984	17,524
Notes Payable, Net of Current portion	2,413,752	2,589,028
TOTAL LONG TERM LIABILITIES	2,421,736	2,606,552
TOTAL LIABILITIES	3,170,623	3,496,572

STOCKHOLDERS’ EQUITY
Common Stock, par value $1 per share,
Authorized, Issued & Outstanding 2,000 shares	2,000	2,000
Additional Paid in Capital	28,746	28,746
Retained Earnings	1,701,698	1,347,512
TOTAL STOCKHOLDERS’ EQUITY	1,732,444	1,378,258

Total Liabilities & Stockholders’ Equity	$4,903,067	$4,874,830

The accompanying notes are an integral part of these financial statements

David A. Levy - Certified Public Accountants - P.C.
Members: American Institute of Certified Public Accountants, TIN: 04-3139309

Hair Expressions Academy, Inc.
Consolidated Statements of Income
And Statements Of Stockholders’ Equity
For the Years Ended December 31, 2015 and 2014

	2015	2014
Revenue
Earned Tuition	$3,267,486	$3,231,126
Clinic, Retail, Books & Supplies	495,464	454,614
Other Income	50,168	43,657
TOTAL REVENUE	3,813,118	3,729,397

Expenses

Administrative	183,160	254,334

Payroll & Payroll Taxes	1,184,770	958,455

Occupancy	659,338	582,584

Operating	849,493	1,097,725

Depreciation & Amortization	180,023	154,365

TOTAL EXPENSES	3,056,784	3,047,463

NET INCOME FROM OPERATIONS	756,334	681,934

Interest Expenses	189,155	142,579

NET INCOME FOR THE PERIOD	567,179	539,355

EQUITY BEGINNING OF YEAR	1,378,258	1,249,120

Stockholders’ Distributions	(212,993)	(410,217)

Equity End of Year	$1,732,444	$1,378,258

The accompanying notes are an integral part of these financial statements

David A. Levy - Certified Public Accountants - P.C.
Members: American Institute of Certified Public Accountants, TIN: 04-3139309

Hair Expressions Academy, Inc.
Statements of Cash Flows
For the Years Ended December 31, 2015 and 2014

	2015	2014
Cash Flows From Operating Activities
NET INCOME	$567,179	$539,355
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization and Depreciation	180,023	154,365

Changes in Operating Assets and Liabilities:
Accounts Receivable	(18,987)	(10,067)
Inventory	343	978
Accounts Payable and Accrued Expenses	(115,280)	194,922
Deferred Tuition	(25,469)	21,528
Deferred Rent	(2,585)	4,099
Cash Provided by Operating Activities	585,224	905,180

Cash Flows From Investing Activities

Acquisition of Equipment Furniture & Fixtures	(45,000)	(37,000)
Cash Used by Investing Activities	(45,000)	(37,000)

Cash Flows From Financing Activities

Notes Payable	(182,615)	(252,870)
Stockholders’ Distributions	(212,993)	(410,217)

Cash Used by Financing Activities	(395,608)	(663,087)

Change in Cash and Cash Equivalents	144,616	205,093

Beginning Cash Balance January 1,	244,346	39,253

Ending Cash Balance December 31,	$388,962	$244,346

Supplementary Cash Flow Information
Cash Paid for:
Interest Expenses	$189,155	$142,579

The accompanying notes are an integral part of these financial statements

David A. Levy - Certified Public Accountants - P.C.
Members: American Institute of Certified Public Accountants, TIN: 04-3139309

Hair Expressions Academy, Inc.
Notes to the Financial Statements
For The Year Ended December 31, 2015 And 2014

Note 1: Nature of Business & Summary of Significant Accounting Policies

Hair Expressions-Paul Mitchell Partner School is a Corporation, was formed in February 2001 and was incorporated in the State of Maryland in December, 2001. The principle activity of the Institution is the teaching of students in the field of Cosmetology (1500 hours) and Esthetics (600 hours). The activities of the Institution also include clinic and sales of products to students and customers and other miscellaneous sales. The Institution is licensed to offer education with the state of Maryland, and is licensed by Maryland Higher Education Commission (MHEC) State Board of Cosmetology, as a Private Career School. The Institution is approved by the United States Department of Education for participation in the Federal Title IV Student Financial Assistance Programs and is accredited by The National Accrediting Commission of Career Arts and Sciences (NACCAS). The Institution opened a new location, Hair Expressions-Paul Mitchell The School-Jessup in 2012 where similar services are provided.

A) Basis of Accounting

The Financial Statements are prepared on the accrual basis of accounting in accordance with the U.S. generally accepted accounting principles.

B) Revenue and Cost Recognition

The Institution bills tuition throughout the period of enrollment and recognizes the revenue on a pro rata basis over the period of instruction. As of the end of the fiscal year, the Institution had tuition from academic periods where the associated revenue has not yet been earned in accordance with GAAP. Accordingly, these amounts have been recorded as unearned tuition in the accompanying balance sheets.

If a student withdraws from the Institution, the standards of the U.S. Department of Education, the state education authority, the accrediting commission that accredit the Institution and the Institution’s own internal policies (collectively, “Refund Policies”) limit a student’s obligation for tuition and fees to the school depending on when the student withdraws during the period of enrollment. The greater the portion of the enrollment period that has elapsed at the time the student withdraws, the greater the student’s obligation to the school. The Institution records revenue after applying all applicable refund policies.

C) Cash and Cash Equivalents

For purposes of reporting cash flows, cash equivalents include highly liquid assets with an original maturity of three months or less. Highly liquid assets include cash and due from banks, federal funds and certificates of deposit.

D) Concentrations of Credit Risk

The Institution maintains its cash balances at various local financial institutions. Accounts at these institutions are insured by the Federal Deposit Insurance Corporation.

E) Inventory

Inventory consists of goods purchased primarily for resale to the public. It is stated at the lower of cost or market.

David A. Levy - Certified Public: Accountants - P.C.
Members: American Institute of Certified Public Accountants, TIN: 04-3139309

Hair Expressions Academy, Inc.

Notes to the Financial Statements

For the Year Ended December 31, 2015 and 2014

Note 1: Nature of Business & Summary of Significant Accounting Policies

F) Property and Equipment

Property and Equipment are stated at cost, net of accumulated depreciation. The cost of property and equipment is depreciated over the estimated useful lives of the related assets. Depreciation and amortization are computed on the straight-line method over the estimated useful asset lives.

G) Advertising Costs

Advertising costs, except for direct-response advertising, are charged to operations when incurred. The costs of direct-response advertising are capitalized and amortized over the period during which future benefits are to be received. There were no direct-response advertising costs for the current fiscal year.

H) Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual amounts could differ from those estimates.

I) Concentration of Economic Dependency

The Institution derives a significant portion of its revenue from student financial assistance originating from the U.S. Department of Education’s Title IV Higher Education Act of 1965. For the students to receive financial assistance at the Institution, it must maintain eligibility requirements established by the U.S. Department of Education.

J) Subsequent Events

The Institution evaluates subsequent events through June 14, 2016 the date of this report. No material subsequent events have occurred that require recognition or disclosure in these financial statements.

K) Uncertain Tax Positions

The company accounts for uncertain tax positions in accordance with FASB ASC 740.

David A. Levy - Certified Public Accountants - P.C.
Members: American Institute of Certified Public Accountants, TIN: 04-3139309

Hair Expressions Academy, Inc.

Notes to the Financial Statements

For the Year Ended December 31, 2015 and 2014

Note 1: Nature of Business & Summary of Significant Accounting Policies

L) Fair Value Measurement

The Institution reports its qualified assets and liabilities in accordance with the Fair Value Measurements and Disclosure Standards and accounting principles generally accepted in the United States. These standards define fair value, establish a framework for measuring fair value, and expand disclosures about fair value measurements. This policy establishes a Fair Value framework that prioritizes the inputs and assumptions used to measure fair value. The three levels of the fair value hierarchy and a description of the valuation techniques used for instruments measured at fair value are as follows:

●	Level 1- Inputs that reflect unadjusted quoted prices in active markets for identical assets or liabilities as of the reporting date.

●	Level 2- Pricing inputs other than quoted prices included in Level 1, which are either directly observable or that can be derived or supported from observable data as of the reporting date.

●	Level 3- Pricing inputs include those that are significant to the fair value of the financial asset or financial liability and are generally less observable from objective sources. These inputs may be used with internally developed techniques that result in management’s best estimate of fair value.

A qualifying asset or liability’s level within the framework is based upon the lowest level of any input that is significant to the fair value measurement. The Institution’s qualifying assets or liabilities are recorded at fair value using Level 1 inputs.

M) Reclassification

The presentation of certain prior year balances has been reclassified to conform to the current year presentation.

Note 2: Accounts Receivable & Bad Debts

Accounts Receivable at the balance sheet date consist of amounts related to revenue from current or former students for classes that have been completed, or obligations of current students for tuition in progress for which payment has not been received in accordance with the GAAP. If a student withdraws from the Institution, the standards of the U.S. Department of Education, the state education authority, the accrediting commission that accredit the Institution and the Institution’s own internal policies (collectively, “Refund Policies”) limit a student’s obligation for tuition and fees to the school depending on when the student withdraws during the period of enrollment. The greater the portion of the enrollment period that has elapsed at the time the student withdraws, the greater the student’s obligation to the school. The Institution records revenue after applying all applicable refund policies.

David A. Levy - Certified Public Accountants - P.C.
Members: American Institute of Certified Public Accountants, TIN: 04-3139309

Hair Expressions Academy, Inc.
Notes to the Financial Statements
For the Year Ended December 31, 2015 and 2014

Note 2: Accounts Receivable & Bad Debts

The Institution maintains an allowance for doubtful accounts and has established a reserve based on the likelihood of collection. As of December 31, 2015 and 2014, the allowance for uncollectable accounts was $13,100 and 12,100 respectively.

As of December 31, 2015, the following table represents the remaining contracts vs the accrual method reported in accordance with GAAP.

	Contract	Accrual	Contract vs Accrual
Accounts Receivable	1,857,017	261,998	1,595,019
Deferred Tuition	1,884,479	289,460	1,595,019

Note 3: Fixed Assets

The major classifications of fixed assets as of December 31, 2015 and 2014 consist of the following:

	Estimated Life	2015	2014
Building and Improvements	5-7 Years	2,908,385	2,908,385
Leasehold Improvements	10 Years	649,183	649,183
Furniture, Fixtures and Equipment		446,537	401,537
Less: Accumulated Depreciation & Amortization		(812,150)	(638,859)
Land		871,658	871,658
Net Fixed Assets		$4,063,613	$4,191,904

Depreciation & Amortization for the Year		$180,023	$154,365

Note 4: Other Assets

The Institution paid an initial franchise fee of $85,000 to Paul Mitchell for the Jessup location with monthly fees of $1,600 for the first year, $2,600 for the second year and $3,100 monthly thereafter. As of December 31, 2015 and 2014, the balance of Franchise Fee (net of amortization) was $ 64,103 and $70,835 respectively.

The Institution has a security deposit of $45,515 with the landlord as of December 31, 2015 and 2014.

Note 5: Refunds and Repayments to The U.S. Department of Education

As of December 31, 2015 and 2014, there were no unpaid refunds to the U.S. Department of Education or to lenders who issued SFA loans. Accordingly, no part of the current liabilities consists of repayment obligations. The Institution processes and posts students’ refunds within 45 days of the date a student withdraws or is terminated from the school. The Institution has no monetary obligations as a result of the most recent SFA audit and there are currently no outstanding obligations due to the U.S. Department of Education.

David A. Levy - Certified Public Accountants - P.C.
Members: American Institute of Certified Public Accountants, TIN: 04-3139309

Hair Expressions Academy, Inc.
Notes to the Financial Statements
For the Year Ended December 31, 2015 and 2014

Note 6: Accounts Payable and Accrued Expenses

As of December 31, 2015 and 2014, the institution had accounts payable and accrued expenses of $139,188 and $254,468 respectively.

Note 7: Income Taxes

Hair Expressions Academy, Inc. has elected to be treated as an S-Corporation for Federal tax purposes. As a Sub Chapter S Corporation, the Institution is treated as a non-taxable entity for federal income tax purposes. As an S Corp, no federal income tax expense has been recorded for the Institution as the owners report their share of the Institution’s taxable income on their individual tax returns.

Wipark, LLC is treated as a non-taxable entity for federal income tax purposes. As an LLC, no federal income tax expense has been recorded for the entity as the member reports her share of the entity’s taxable income on her individual tax returns.

David A Levy - Certified Public Accountants - P.C.
Members: American Institute of Certified Public Accountants, TIN: 04-3139309

Hair Expressions Academy, Inc.
Notes to the Financial Statements
For the Year Ended December 31, 2015 and 2014

Note 8: Lease Obligations

In May 2011 the officer purchased the building where the academy is located in Rockville, Maryland under the separate and solely owned entity, Wipark LLC. The rent expense paid by the Institution to the related party for the year ended December 31, 2015 and 2014 was $386,115 and $347,843 respectively, which has been eliminated in the consolidated statement.

The Institution leased its premises at Jessup, Maryland in August 2012 for five years with two five year renewal options from a non related party.

Total Occupancy expenses during the fiscal year ended December 31, 2015 and 2014 were $659,338 and $ 582,584 of which the rent expense was $254,819 and $175,127 respectively.

Future Minimum Rent payments to the Jessup location including payment to Wipark LLC as of December 31, 2015 are as follows:

Year	Amount
2016	$180,759
2017	107,863
$288,622

The Institution recognizes rent expense on a straight-line basis over the life of the lease. The difference between rent expense recognized and rental payments, as stipulated in the lease, is reflected as deferred rent in the consolidated statements of financial position. As of December 31, 2015 and 2014 the deferred rent liability balance was $17,524, and $20,109 respectively. This comprised of current portion of $9,540 and $2,585 and long term portion of $7,984 and $17,524 respectively.

Note 9: Related Party Transactions

Hair Expressions Academy, Inc. derives a substantial portion of its revenues from Student Financial Aid (SFA) received by its students under the Title IV programs administered by the U.S. Department of Education pursuant to the Higher Education Act of 1965, as amended (HEA). Hair Expressions Academy, Inc. must comply with the regulations promulgated under the HEA. Those regulations require that all related party transactions be disclosed, regardless of their materiality to the financial statements.

During the year ended December 31, 2015 and 2014, the Institution paid $386,115 and $347,843 in rent to the related party Wipark LLC. As of December 31, 2015 and 2014, there was $20,000 receivable and payable between the two entities. Both balances have been eliminated in the consolidated statement.

This information is required by the U.S. Department of Education and is presented for purposes of additional analysis and is not a required part of the basic financial statements.

David A. Levy - Certified Public Accountants - P.C.
Members: American Institute of Certified Public Accountants, TIN: 04-3139309

Hair Expressions Academy, Inc.
Notes to the Financial Statements
For the Year Ended December 31, 2015 and 2014

Note 10: Notes Payable

The Institution had notes payable as of December 31, 2015 and 2014 as detailed below:

	2015			2014
Loan Description	Short Term	Long Term	Total	Short Term	Long Term	Total
Hair Expressions Academy, Inc
Business Loan from Untied Bank, Original amount 350,000, issued on July 6, 2012 for 5 years with 7% interest rate, Maturity Date is November 6, 2017.	$75,794	$36,197	$111,991	$70,684	$117,823	$188,507
Business (LOC) Loan from Untied Bank, Original amount 150,000, issued for 2 years with 5.5% interest rate, Maturity Date is September 7, 2016.	58,157	75,714	133,871	73,950	54,421	128,371
Business Loan from Untied Bank for 184 months with 7% interest rate, Maturity Date is June 15, 2020	37,658	167,094	204,752	37,285	198,756	236,041
Line of Credit with United Bank - Original Loan Limit $50,000	—	35,380	35.380	—	—	—
Wipark, LLC
Wells Fargo, N.A.-Loan SBA 504 Program for 20 years with 3.79% interest rate, Maturity Date is July 2031	69,337	950,887	1,020,224	67,826	999,511	1,067,337
Business Loan from Untied Bank for 184 months with 4.5% interest rate, payable $2,688.79 per month, Maturity Date is June 15, 2020	69,753	1,148,480	1,218,233	68,293	1,218,517	1,286,810
TOTAL	$310,699	$2,413,752	$2,724,451	$318,038	$2,589,028	$2,907,066

Future Maturities of Debt as of December 31, 2015 are as follows:

Year	Short Term	Long Term	Total
2016	$310,699		$310,699
2017		327,806	$327,806
2018		184,398	$184,398
2019		188,398	$188,398
2020		1,046,615	$1,046,615
2021 & Thereafter		666,536	$666,536
Total	$310,699	$2,413,752	$2,724,451

David A. Levy - Certified Public Accountants - P.C.
Members: American Institute of Certified Public Accountants, TIN: 04-3139309

Hair Expressions Academy, Inc.

Notes to the Financial Statements

For the Year Ended December 31, 2015 and 2014

Note 11: Cohort Default Rate

According to the USDOE, an Institution is not considered to be administratively capable, if its cohort default rate for Federal Stafford/SLD Loan or for Direct Loans made to students for attendance at the school equals or exceeds 30% for the three most recent financial years, or if the most recent cohort default rate is greater than 40%. The Institution must continue to have a default management plan in effect if it equals or exceeds threshold. Currently, the 3-year Cohort Default Rate published online by the USDOE for the Institution is 17.3% (FY 2012).

This information is presented for purposes of additional analysis and is not a required part of the basic financial statements.

Note 12: Financial Responsibility Composite Score

The U.S. Department of Education will determine an Institution to be financially responsible if the school has a composite score of at least 1.5, the school has sufficient cash reserves to make the required refunds, including the return of Title IV funds (these requirements are known as the refund reserve standards), the school is current in its debt payments, and the school is meeting all of its financial obligations, including making required refunds, including the return of Title IV funds and making repayments to cover FSA program debts and liabilities.

Composite score

The composite score standard combines different measures of fundamental elements of financial responsibility to yield a single measure of a school’s overall financial responsibility. This score, which has not been calculated by the U.S. Department of Education, is currently 2.3 for the fiscal year 2015 as detailed below:

Type	Ratio	Weight	Weighted Ratio
Primary Reserve	2.0283	30%	0.6085
Equity	2.0686	40%	0.8275
Net Income	3.0000	30%	0.9000
Composite Score			2.3

For the fiscal year 2014 this ratio was 1.6. This information is presented for purposes of additional analysis and is not a required part of the basic financial statements.

David A. Levy - Certified Public Accountants - P.C.
Members: American Institute of Certified Public Accountants, TIN: 04-3139309

Hair Expressions Academy, Inc.
Notes to the Financial Statements
For the Year Ended December 31, 2015 and 2014

Note 13: 90/10 Revenue Test

Hair Expressions Academy, Inc. derives a substantial portion of its revenues from Student Financial Aid (SFA) received by its students under the Title IV programs administered by the U.S. Department of Education pursuant to the Higher Education Act of 1965, as amended (HEA). The regulations restrict the proportion of cash receipts for tuition and fees from eligible programs to not more than 90% from the Title IV programs. If the Institution fails to meet the 90% limitation, this will result in the loss of the Institution’s ability to participate in SFA Programs.

For the year ended December 31, 2014, Hair Expressions Academy, Inc. received $2,454,365 of Title IV funds, total eligible cash receipts of $3,574,175 resulting in a percentage of 68.67%.

For the year ended December 31, 2015. Hair Expressions Academy, Inc. received $2,518,919 of Title IV funds, total eligible cash receipts of $3,795,100 resulting in a percentage of 66.37%.

90-10 Analysis: Revenue By Source- Cash Basis
Subsidized Loan		$747,047
Unsubsidized loan		1,012,727
Pell		748,519
Seog (less match)		10,626
FWS (less match)		—
Total Student Title IV Revenue		2,518,919
Revenue Adjustment		—
Adjusted Student Title Iv Revenue		2,518,919

Non Title IV Grant Funds		64,280
Non Title IV Contractual Funds-		—
Savings Plan Funds		—
Institutional Scholarship		—
Over ECASLA limit Unsub loans		—
Student Payments		716,094
Total Student Non-Title Iv Revenues		780,374

Clinic / Training Activities		495,807
Non- Title IV programs tuition		—
NPV of Instiutional loans		—
Revenues From Other Sources		495,807

Total Adj. Student Title IV Revenue		2,518,919
Total Adj. Student Title IV Revenue	$2,518,919
Student Non IV Revenue	780,374
Other Source Revenue	495,807	$3,795,100
90/10 Ratio		66.37%

This information is required by the U.S. Department of Education and is presented for purposes of additional analysis and is not a required part of the basic financial statements.

 David A. Levy - Certified Public Accountants - P.C.
Members: American Institute of Certified Public Accountants, TIN: 04-3139309

Hair Expressions Academy, Inc.
Notes to the Financial Statements
For the Year Ended December 31, 2015 and 2014

Note 14: Profitability, Acid Test Ratio And Net Worth

Profitability

The Institution’s profitability for the current and past two audit years were as follows:

Description	2015	2014	2013
Gross Income	$3,813,118	3,729,397	2,481,456
Total Expenses (excluding Taxes)	(3,245,939)	(3,190,042)	(2,301,042)
Profit before Tax	567,179	539,355	180,414
Tax Expenses	—	—	—
Net Profit After Taxes	$567,179	539,355	180,414

Acid Test Ratio

As of December 31, 2015 and 2014 the Institution’s acid test ratio was as detailed below:

Description	2015	2014
Current Assets	$729,836	566,576
Current Liabilities	748,887	890,020
Acid Test Ratio	0.97:1	0.64:1

Tangible Net Worth

The tangible net worth of the Institution as of December 31, 2015 and 2014 was as detailed below:

Description	2015	2014
Total Assets	$4,903,067	4,874,830
Less: Total Liabilities	(3,170,623)	(3,496,572)
Equity	1,732,444	1,378,258
Less: Intangible Assets	(64,103)	(70,835)
Tangible Net Worth	$1,668,341	1,307,423

This information is presented for purposes of additional analysis and is not a required part of the basic financial statements.

Note 15: Consolidation of Variable Interest Entities

The consolidated financial statements include the accounts of Hair Expressions Academy, Inc. and its consolidated entity Wipark LLC and are presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The Company consolidates variable interest entities (“VIEs”) for which the Company is the primary beneficiary.

Wipark LLC was formed in November, 2010, for the purpose of acquiring and owning real estate occupied by the Hair Expressions Academy, Inc. All activities for the LLC have been reported in the enclosed financial statements, and all intercompany activities have been eliminated.

The management of the consolidated Hair Expressions Academy, Inc. determined that the Institution is the primary beneficiary of the variable interest entity Wipark LLC, and as such, requires consolidation with this entity under ASC 810.

Please refer to the supplementary information at the end of this report for the consolidating balance sheets and income statements for these two entities.

David A. Levy - Certified Public Accountants - P.C.
Members: American Institute of Certified Public Accountants, TIN: 04-3139309

David A Levy CPA PC Certified Public Accountants 20 Freeman Place Needham, Massachusetts 02492 Tel. (617) 566-3645 (866) 842-0108 Fax. (866) 681-2377 www.DALCPAPC.net

Report on Internal Control Over Financial Reporting And on Compliance and on
Other Matters Based on an Audit of Financial Statements Performed in
Accordance With Government Auditing Standards

(No Material Weaknesses Identified, No Significant Deficiencies Identified, No Reportable
Instances of Noncompliance or Other Matters Identified)

Independent Auditors Report

The Board of Directors
Hair Expressions-Paul Mitchell Partner School
and Affiliate
12450 Parklawn Drive, 2nd Floor
Rockville, Maryland 20852

We have audited, in accordance with the auditing standards generally accepted in the United States of America and the standards applicable to financial audits contained in Government Auditing Standards issued by the Comptroller General of the United States, the financial statements of the activities, as of and for the year ended December 31, 2015 and 2014, and the related notes to the financial statements, which collectively comprise Hair Expressions Academy, Inc.’s basic financial statements, and have issued our report thereon dated June 14, 2016.

Internal Control Over Financial Reporting

In planning and performing our audit of the financial statements, we considered Hair Expressions Academy, Inc.’s internal control over financial reporting (internal control) to determine the audit procedures that are appropriate in the circumstances for the purpose of expressing our opinions on the financial statements, but not for the purpose of expressing an opinion on the effectiveness of Hair Expressions Academy, Inc.’s internal control. Accordingly, we do not express an opinion on the effectiveness of Hair Expressions Academy, Inc.’s internal control.

A deficiency in internal control over financial reporting exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent, or detect and correct misstatements on a timely basis.

 David A. Levy - Certified Public Accountants - P.C.
Members: American Institute of Certified Public Accountants, TIN: 04-3139309

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of Hair Expressions Academy, Inc.’s financial statements will not be prevented, or detected and corrected on a timely basis.

A significant deficiency is a deficiency or a combination of deficiencies, in internal control over financial reporting that is less severe than a material weakness, yet important enough to merit attention by those charged with governance.

Our consideration of internal control over financial reporting was for the limited purpose as noted above of this section and was not designed to identify all deficiencies in internal control that might be material weaknesses or significant deficiencies. Given these limitations, during our audit we did not identify any deficiencies in internal control that we consider to be material weaknesses. However, material weaknesses may exist that have not been identified.

Compliance And Other Matters

As part of obtaining reasonable assurance about whether Hair Expressions Academy, Inc.’s financial statements are free from material misstatement, we performed tests of its compliance with certain provisions of laws, regulations, contracts, and grant agreements, noncompliance with which could have a direct and material effect on the determination of financial statement amounts. However, providing an opinion on compliance with those provisions was not an objective of our audit, and accordingly, we do not express such an opinion. The results of our tests disclosed no instances of noncompliance that are required to be reported under Government Auditing Standards.

Purpose of This Report

The purpose of this report is solely to describe the scope of our testing of internal control and compliance and the results of that testing, and not to provide an opinion on the effectiveness of the entity’s internal control or on compliance. This report is an integral part of an audit performed in accordance with Government Auditing Standards in considering the entity’s internal control and compliance. This communication is intended solely for the information and use of the U.S. Department of Education and the management of Hair Expressions Academy, Inc. and is not intended to be and should not be used by anyone other than these specified parties.

David A Levy CPA PC
Needham, Massachusetts
June 14, 2016

David A. Levy - Certified Public Accountants - P.C.
Members: American Institute of Certified Public Accountants, TIN: 04-3139309

Consolidating Information

David A. Levy - Certified Public Accountants - P.C.
Members: American Institute of Certified Public Accountants, TIN: 04-3139309

David A Levy CPA PC Certified Public Accountants 20 Freeman Place Needham, Massachusetts 02492 Tel. (617) 566-3645 (866) 842-0108 Fax. (866) 681-2377 www.DALCPAPC.net

Independent Auditors’ Report
on Consolidating Information

The Board of Directors

Hair Expressions-Paul Mitchell Partner School
and Affiliate
12450 Parklawn Drive, 2nd Floor
Rockville, Maryland 20852

We have audited the consolidating financial statements of Hair Expressions Academy, Inc. (Hair Expressions-Paul Mitchell Partner School-Rockville MD and Hair Expressions-Paul Mitchell Partner The School-Jessup) and Wipark LLC, as of and for the year ended December 31, 2015, and our report thereon dated June 14, 2016, which expressed an unmodified opinion on these consolidated financial statements as appears on page one of this report. Our audits were conducted for the purpose of forming an opinion on the consolidated financial statements as a whole. The consolidating balance sheet and statement of income and statement of stockholder’s equity are presented for purposes of additional analysis and are not a required part of the consolidated financial statements. Such information is the responsibility of management and was derived from and relates directly to the underlying accounting and other records used to prepare the consolidated financial statements. The information has been subjected to the auditing procedures applied in the audit of the consolidated financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the consolidated financial statements or to the consolidated financial statements themselves, and other additional procedures in accordance with auditing standards generally accepted in the United States of America. In our opinion, the information is fairly stated in all material respects in relation to the consolidated financial statements as a whole.

David A Levy CPA PC
Needham, Massachusetts
June 14, 2016

 David A. Levy - Certified Public Accountants - P.C.
Members: American Institute of Certified Public Accountants, TIN: 04-3139309

Hair Expressions Acedemy, Inc.
Consolidating Balance Sheet
As Of December 31, 2015

	Hair Expressions Academy, Inc.	Wipark LLC	Elimination	2015
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$369,391	$19,571		$388,962
Accounts Receivable - Students	248,898	—		248,898
Supplies Inventory	91,976	—		91,976
Due to/from Affiliate	20,000	—	(20,000)	—
TOTAL CURRENT ASSETS	730,265	19,571		729,836

FIXED ASSETS
Building and Improvements	497,391	2,410,994		2,908,385
Leasehold Improvements	649,183	—		649,183
Furniture, Fixtures and Equipment	446,537	—		446,537
Less: Accumulated Depreciation	(567,204)	(244,946)		(812, 150)
Land	125,000	746,658		871,658
FIXED ASSETS NET	1,150,907	2,912,706		4,063,613

OTHER ASSETS
Franchise Fee etc	64,103	—		64,103
Security Deposits	45,515	—		45,515
OTHER ASSETS	109,618	—		109,618
TOTAL ASSETS	$1,990,790	$2,932,277		$4,903,067
LIABILITIES & EQUITY

CURRENT LIABILITIES
Accounts Payable and Accrued Expenses	$139,188	$—		$139,188
Deferred Tuition	289,460	—		289,460
Due to/from Affiliate	—	20,000	(20,000)	—
Current Portion of Notes Payable	171,609	139,090		310,699
Current Portion of Deferred Rent	9,540	—		9,540
TOTAL CURRENT LIABILITIES	609,797	159,090		748,887

LONG TERM LIABILITIES
Deferred Rent, Net of Current Portion	7,984	—		7,984
Notes Payable, net of current portion	314,385	2,099,367		2,413,752
TOTAL LONG TERM LIABILITIES	322,369	2,099,367		2,421,736

TOTAL LIABILITIES	932,166	2,258,457		3,170,623

STOCKHOLDERS’ EQUITY
Common Stock, par value $1 per share,
Authorized, Issued & Outstanding 2,000 shares	2,000	—		2,000
Additional Paid in Capital	28,746	—		28,746
Retained Earnings	1,027,878	673,820		1,701,698
TOTAL STOCKHOLDERS’ EQUITY	1,058,624	673,820		1,732,444

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$1,990,790	$2,932,277		$4,903,067

See the Independent Auditor’s Report on Consolidating Information

David A. Levy - Certified Public Accountants - P.C.
Members: American Institute of Certified Public Accountants, TIN: 04-3139309

Hair Expressions Acedemy, Inc.
Consolidating Statement Of Income
And Statement Of Stockholders’ Equity
For The Year Ended December 31, 2015

	Hair Expressions Academy, Inc.	Wipark LLC	Eliminations	2015 Consolidated
REVENUE

Earned Tuition	$3,267,486	—		$3,267,486
Clinic, Retail, Books & Supplies	495,464	—		495,464
Other Income	45,668	390,615	(386,115)	50,168

TOTAL REVENUE	3,808,618	390,615		3,813,118

EXPENSES

Administrative	183,160	—		183,160

Payroll & Payroll Taxes	1,184,770	—		1,184,770

Occupancy	659,338	—		659,338

Operating	1,094,922	140,686	(386,115)	849,493

Depreciation & Amortization	104,391	75,632		180,023

TOTAL EXPENSES	3,226,581	216,318		3,056,784

NET INCOME FROM OPERATIONS	582,037	174,297		756,334

Interest Expenses	63,540	125,615		189,155

NET INCOME FOR THE PERIOD	518,497	48,682		567,179

EQUITY BEGINNING OF YEAR	753,120	625,138		$1,378,258

Stockholders’ Distributions	(212,993)	—		(212,993)

EQUITY END OF YEAR	$1,058,624	$673,820		$1,732,444

See the Independent Auditor’s Report on Consolidating Information

David A. Levy - Certified Public Accountants - P.C.
Members: American Institute of Certified Public Accountants, TIN: 04-3139309

Hair Expressions Academy, Inc.
Income Statement
For the Twelve Months Ending December 31, 2016

	Current Month		Year to Date
Revenues
Student Tuition	$3,351,089.85	92.73	$3,351,089.85	92.73
Student Tuition Refunds	(197,298.59)	(5.46)	(197,298.59)	(5.46)
Public Product Sales	55,922.55	1.55	55,922.55	1.55
Public Services	356,656.89	9.87	356,656.89	9.87
Client Refunds	(247.00)	(0.01)	(247.00)	(0.01)
Rental Income	47,565.00	1.32	47,565.00	1.32
Interest Income	18.92	0.00	18.92	0.00
Other Income	20.00	0.00	20.00	0.00

Total Revenues	3,613,727.62	100.00	3,613,727.62	100.00

Cost of Sales
Wages	997,970.82	27.62	997,970.82	27.62
Guest Instructors	40,200.00	1 .11	40,200.00	1 .1 1
Student Kits	125,769.87	3.48	125,769.87	3.48
Teaching Supplies	18,082.29	0.50	18,082.29	0.50
Beauty Supplies	223,897.89	6.20	223,897.89	6.20
Backbar Supplies	13,500.00	0.37	13,500.00	0.37

Total Cost of Sales	1,419,420.87	39.28	1,419,420.87	39.28

Gross Profit	2,194,306.75	60.72	2,194,306.75	60.72

Expenses
Payroll Taxes	86,984.51	2.41	86,984.51	2.41
Rent	664,399.52	18.39	664,399.52	18.39
Copier Lease	31.28	0.00	31.28	0.00
Accounting	1,600.00	0.04	1,600.00	0.04
Advertising	34,034.82	0.94	34,034.82	0.94
Amortization Expense	5,667.00	0.16	5,667.00	0.16
Bank Charges	690.50	0.02	690.50	0.02
Charitable Contributions	23,535.00	0.65	23,535.00	0.65
Corporate Overhead	783.31	0.02	783.31	0.02
Credit Card Fees	16,391.76	0.45	16,391.76	0.45
Entertainment	3,573.97	0.10	3,573.97	0.10
Depreciation Expense	40,390.00	1.12	40,390.00	1.12
Dues & Subscriptions	2,005.20	0.06	2,005.20	0.06
Financial Aid Expense	40,218.00	1.11	40,218.00	1.11
Insurance-Employee Health	1,220.96	0.03	1,220.96	0.03
Insurance - Liability & Hazard	32,406.99	0.90	32,406.99	0.90
Legal & Professional	24,075.62	0.67	24,075.62	0.67
Licenses	2,274.61	0.06	2,274.61	0.06
Maintenance	7,916.17	0.22	7,916.17	0.22
Marketing and Printing	9,946.58	0.28	9,946.58	0.28
Miscellaneous	343,803.07	9.51	343,803.07	9.51
NACCAS Expenses	4,359.00	0.12	4,359.00	0.12
Postage & Shipping	2,890.47	0.08	2,890.47	0.08
Repairs	6,105.72	0.17	6,105.72	0.17
Supplies - Cleaning	13,080.45	0.36	13,080.45	0.36

For Management Purposes Only

Hair Expressions Academy, Inc.
Income Statement
For the Twelve Months Ending December 31, 2016

	Current Month		Year to Date
Supplies - Maintenance	2,089.49	0.06	2,089.49	0.06
Supplies - Office	5,763.26	0.16	5,763.26	0.16
Taxes -Personal Property	1,596.52	0.04	1,596.52	0.04
Taxes - Real Estate	6,243.77	0.17	6,243.77	0.17
Telephone	2,949.69	0.08	2,949.69	0.08
Travel - Training	4,593.05	0.13	4,593.05	0.13
Utilities - Electric & Water	60,878.01	1.68	60,878.01	1.68
Utilities - TCI /ATT, Cable	12,992.97	0.36	12,992.97	0.36
Utilities - Gas	1,938.48	0.05	1,938.48	0.05
Vehicles	8,195.54	0.23	8,195.54	0.23
Interest Expense	8,628.47	0.24	8,628.47	0.24

Total Expenses	1,484,253.76	41.07	1,484,253.76	41.07

Net Income	$710,052.99	19.65	$710,052.99	19.65

For Management Purposes Only

SNM GLOBAL HOLDINGS CONTINUES TO EXPAND THEIR DINING EXPERIENCE...

FOR IMMEDIATE RELEASE:	SOURCE: BRASH WORLDWIDE

(New York, NY- 4/27/17)- SNM Global Holdings a publicly traded entertainment/media company announced today that SNM Global has added the Naughty Girls Donut Shop brand to their burgeoning investment portfolio.

SNM Global Holdings, CEO, Troy Lowman has just entered into an expansion agreement with the 18 year old donut shop owner, Tiana Ramos, who made national headlines in 2015 when her shop was boycotted by a group of religious extremist. This acquisition is set to propel the donut shop brand into a household name with shops opening across the country every 6 months.

In a recent press conference, SNM Global Holdings, CEO, Troy Lowman, stated, “SNM Global Holdings is very excited about joining forces with this budding enterprise. Naughty Girls Donut Shop has a great product and has become an attractive destination to sweet- treat aficionados. Our partnership with the company will help Tiana to enhance the Naughty Girl Donut’s consumer experience while tapping into new markets.

The company further reports that Natalie Ramos, Tiana’s mother, will be taking on an executive role in this expansion agreement. The Johnson & Wales graduate will be lending 15+ years of corporate experience in marketing and operations in the culinary and dining industry to help foster a successful expansion of the Naughty Girls brand. At press time Natalie states, “Naughty Girls Donut Shop is dear to my heart. I have been here with my daughter from its inception. SNM Global Holdings truly understands our brand identity and wants to maintain our brand integrity through this expansion. Naughty Girls Donut Shop has always been more than just an eaterv in 12 short month’s the shop had become a safe haven for teens and a resource in the community. We can’t wait to offer this experience to consumers across the globe.

Further details of the investment have not been disclosed but further reports indicate that the first shop will be opening in Georgetown, D.C, where the brand hosted it’s most successful pop up shop. Naughty Girls Donut Shop has earned national attention. The L.A Times, Huffington Post, MTV Networks, ABC News, and more have written about them.

About SNM Global Holdings (SNMN) –

SNM is a publicly traded company that specializes in the Entertainment and Media sector. Their mission is to acquire assets in this sector to enhance the SNM brand.

About Naughty Girls Donut Shop:

Naughty Girls Donut Shop is a Rockabilly business inspired by America’s favorite pin up girls. The donuts have been sold at Balducci Gourmet Grocery stores, Whole Foods Markets, game complex’s, and at shopping malls on the east coast. The brands specially curated doughnut collections have been featured at the MTV Movie Awards, The Billboard Awards, Access Hollywood, and events alike. The shop is owned by the 18-year old Tiana Ramos and Mother Natalie Ramos. The mother daughter duo have been featured by Access Hollywood, Entertainment Tonight, L.A Times, Fox News, Huffington Post, ABC News, NBC News, and more. The shop is fueled by a troop of teens who suit up daily in themed costumes to create an authentic Americana Pastry Experience. For more information on the Naughty Girls Donut Shop brand please visit www.naughtygirlsdonut.com.

Safe Harbor for Forward-Looking Statements: This news release includes forward-looking statements. While these statements are made to convey to the public the company’s progress, business opportunities and growth prospects, readers are cautioned that such forward-looking statements represent management’s opinion. Whereas management believes such representations to be true and accurate based on information and data available to the company at this time, actual results may differ materially from those described. The Company’s operations and business prospects are always subject to risk and uncertainties. Important factors that may cause actual results to differ are and will be set forth in the company’s periodic filings with the U.S. Securities and Exchange Commission.

For media inquiries please contact:
Natalie Ramos
Nramos0925@gmail.com
(571) 420-4049
Naughty Girl Donut Shop

SNM GLOBAL HOLDINGS, INC.

TERM SHEET

Naughty Girl’s Donut Shop

The following is a non-binding term sheet for structuring a joint venture project between SNM Global Holdings, Inc. (“SNM”) and Naughty Girl’s Donut Shop (NGD). The following terms are intended for building a frame work for the joint venture and establish an understanding between the Parties.

Purpose	The purpose of the joint venture is to combine the efforts of funding raising, marketing and brand building capacities of SNM with NGD. The Parties further intend to finance the design and buildout of a retail location in Washington D. C., and future associated projects. The Parties intend to memorialize the terms of this joint venture, as amended, in a formal definitive agreement.

Consideration	In exchange for 50% of the total ownership of Naughty Girl‘s Donut shop, SNM will pay an aggregate of $150,000.00 in cash, to be paid within thirty days of signing a formal definitive agreement.

Use of Proceeds	Funds will he used for, inventory, equipment, retail lease, sales support, marketing materials, print ads and distribution of products.

Responsibilities	NGD. shall be responsible for all menu, marketing and sales decision.

NGD shall provide promotional samples and marketing materials at zero cost to SMN for marketing and promotional purpose. In addition, NGD shall provide SNM Global timely quarterly updates via email and/or newsletter.

SNM will he responsible for all accounting and fiduciary responsibilities.

Profit Share	Any and all of the net profits from the sale of NGD products shall be shared 50/50 between SNM Global and NGD.

SNM GLOBAL HOLDINGS, INC.

Risks	All Parties understand and agree that this joint venture corries certain risks. Neither party makes any guarantee or warranty otherwise in regards to the success of the joint venture, except those representations and warranties stated in a final definitive agreement.

Representations and Warranties	In addition to standard representations and warranties, the Parties do hereby represent and warrant the following:
	☐	SNM hereby represents and warrants that it has the capacity, as a publicly traded company, to raise sufficient funds for the purpose of the joint venture;
	☐	NGD represents and warrants that the all products are free and clear of all liens and encumbrances and that al products are properly licensed and permitted to alcohol sales in all relevant jurisdictions, including, but not limited to, the United States Alcohol and Tobacco Tax and Trade Bureau. NGD is the sole owner of Naughty Girl’s Donut Shop and all derivative rights, including, but not limited to, licensing, distribution, trademarks, and content.

The undersigned does hereby agree to the intent and purpose of this Term Sheet as it relates to a joint venture between SNM Global Holdings, Inc. and Naughty Girl’s Donut Shop. The Parties understand and agree that this terms set forth may be amended prior to entering into a definitive agreement after the parties have completed their respective due diligence.

SNM GLOBAL HOLDINGS, INC.

SNM Global Holdings, Inc.

Troy Lowman, President

AGREED AND ACCEPTED by:
Natalie Ramos, CEO
Naughty Girl’s Donuts

4/20/17
By:		Date
Title:	CEO

FOR LEASE

1069 WISCONSIN AVE NW

WASHINGTON DC 20001

JAPANESE
RESTAURANT
MUNCHEEZ
Spices & Teas

Retail in GTown!

- 1,500 sf on 2 Floors
- Main & Main location
- Heavy foot traffic
- Right next to Under Armor's Flagship!
- Available April 2017

Papadopoulos PROPERTIES

NICHOLAS PAPADOPOULOS | 202.321.2000 | NPap@papadop.com

FLOOR PLAN

VESTIBULE
SALES AREA 2
STAIR
SALES AREA 1
WINDOW DISPLAY -1
FITTING ROOM 1
FITTING ROOM 2
STORY ENTRY
FIRST FLOOR CONSTRUTION PLAN
Scale: 1/4" = 1'-0"
ADA BATHROOM
PANTRY S/R
SECOND FLOOR CONSTRUTION PLAN
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Papadopoulos

AREA MAP

Tudor Place Historic House & Garden
Vicky's Nail Boutique
Georgetown Community Rec Area
David Rios Salon and Spa
P St NW
Thomas Sweet
Scachowski's Market
GEORGETOWN
DC Wisey's
Hyde Elementary School
Wingo's
Charming Nails
Magee Publishers Incorporated
28th St & Dumbarton St
Dumbarton St & 30th St
Dumbarton St NW
St. John's Episcopal Church
Martin's Tavern
N St NW
Fifth Church Of Christ, Scientist
Domino's Pizza
Prospect St NW
Zara
Apple Georgetown
United States Postal Service
Figaro Le Newspaper Paris
The Old Stone House
Georgetown Cupcake
Luke's Lobster
El Centro D.F.
Curry & Pie
CB2
M St NW
Starbucks
Brooks Brothers
Pier 2934 Cajun Seafood
Rent the Runway Georgetown Store
Kate Leopold
Clyde's of Georgetown
Georgetown Sports Massage
Four Seasons Spa and Health Club
Il Canale
Washington Sports Club
Pinstripes
Filomena Ristorante
The Peninsula Group LLC
Gypsy Sally's
Green Leaf Health
Baked & Wired
Dog Tag Bakery
Chef Billy Sod
Canal Cafe
Engineers Outlet
TasteUSA
Whitehurst Fwy NW
Water Street Gym
Water St NW
AMC Loews Georgetown 14
Ozuki Salon
ChargePoint
Georgetown Suites Harbour
K St NW
South St NW
Wisconsin Ave NW
Mountain Athletics / North Face Event
SemaConnect

1420b 21ST STREET, NW | WASHINGTON D.C. 20036 | T: 202.466.2200 | info@papadop.com | www.Papadop.com

© 2016 Papadopoulos Properties, Inc.

April 24, 2017

SNM Global To Enter Into $1 Million Term Sheet With Funky Biscuit; Will File A Tier 1 Reg A To Complete Acquisitions

MIAMI BEACH, Fla., April 24, 2017 /PRNewswire/ -- SNM Global Holdings an entertainment/media company has come to terms with Funky Biscuit in a future $1 million joint venture expansion project to expand the Funky Biscuit brand.

Established in 2011, The Funky Biscuit is South Florida’s premiere destination for live entertainment and dining. They showcase all genres of national, regional, and local artists. The brand has a reputation of excellence around the globe and regularly attracts artists and patrons from nearly every continent.

“With our future joint venture expansion project with The Funky Biscuit, we have diversified our assets into the musical and dining industry in a very high end and well known way. The expansion of their brand we feel will be a very lucrative and exciting endeavor,” states CEO Troy Lowman.

SNM Global will now start the process of filing a Tier 1 Reg A filing to fund its projects.

Safe Harbor for Forward-Looking Statements: This news release includes forward-looking statements. While these statements are made to convey to the public the company’s progress, business opportunities and growth prospects, readers are cautioned that such forward-looking statements represent management’s opinion. Whereas management believes such representations to be true and accurate based on information and data available to the company at this time, actual results may differ materially from those described. The Company’s operations and business prospects are always subject to risk and uncertainties. Important factors that may cause actual results to differ are and will be set forth in the company’s periodic filings with the U.S. Securities and Exchange Commission.

Established in 2011, The Funky Biscuit is South Florida’s premiere destination for live entertainment and dining. The Funky Biscuit showcases all genres of national, regional and local artists. We have been honored and privileged to have showcased many great artists over the last six years including Gregg Allman, Leon Russell, Johnny Winter, Susan Tedeschi, George Porter Jr., Cyril Neville, Edwin McCain, Jeff Lorber, Jon Cleary, Snarky Puppy, The Revivalists, Tab Benoit, and Phil Vassar and just to name a few. Whether it’s Soul, New Orleans Funk, Jazz, Blues, Rock n Roll, Country or Comedy, The Funky Biscuit is the one and only place to see and hear these amazing artists in a comfortable, intimate setting with top-notch sound and lights. Our brand and reputation for excellence is recognized around the globe, regularly attracting artists and patrons from nearly every continent.

SNM GLOBAL HOLDINGS, INC.

TERM SHEET

Funky Biscuit Ventures, LLC

The following is a non-binding term sheet for structuring a joint venture project between SNM Global Holdings, Inc. (“SNM”) and Funky Biscuit Ventures, LLC. (“FBV”). The following terms are intended for building a frame work for the joint venture and establish an understanding between the Parties.

Purpose	The purpose of’the joint venture is to combine the efforts of fundraising, marketing, brand building and financial management capacities of SNM with FBV in the expansion of Funky Biscuit Ventures, LLC. The Parties intend to memorialize the terms of’this joint venture, as amended, in a formal definitive agreement.

Consideration	In exchange for 50% of the total ownership of FBV, SNM will pay FBV $1,000,000.00, cash.

Use of Proceeds	Funds will be used to support the expansion of Funky Biscuit Ventures, LLC located at 303 SE Mizner Blvd Royal Palm Place, Boca Raton, FL 33432, and future expansion of FBV subsidiaries

Responsibilities	FBV shall be responsible for all operations, food service, management and marketing and sales decisions.

FBV shall also provide SNM Global timely quarterly updates via email and/or newsletter, and allow access to online reports of all sales.

SNM will be responsible for all accounting and fiduciary responsibilities.

SNM GLOBAL HOLDINGS, INC.

Profit Share	Any and all of the net profits shall be shared 50/50 between SNM Global and the Funky Biscuit Ventures, LLC.

Risks	All Parties understand and agree that this joint venture carries certain risks. Neither party makes any guarantee or warranty otherwise in regards to the success of the joint venture, except those representations and warranties stated in a final definitive agreement.

Representations and Warranties	In addition to standard representations and warranties, the Parties do hereby represent and warrant the following:
☐ SNM hereby represents and warrants that it has the capacity, as a publicly traded company, to raise sufficient funds for the purpose of the joint venture;
☐ FBV represents and warrants that the all products are free and clear of’all liens and encumbrances and that Funky Biscuit Ventures, LLC or its subsidiaries are properly licensed and permitted to serve food and beverages in accordance with State and local laws.

SNM GLOBAL HOLDINGS, INC.

The undersigned does hereby agree to the intent and purpose of this Term Sheet as it relates to a joint venture between SNM Global Holdings, Inc. and Funky Biscuit Ventures, LLC. The Parties understand and agree that this terms set forth may be amended prior to entering into a definitive agreement after the parties have completed their respective due diligence.

SNM Global Holdings, Inc.

4/18/17
Troy Lowman, President

AGREED AND ACCEPTED by: Funky Biscuit-Ventures, LLC

4/18/2017
By:	Albert J. Poliak		Date
Title:	President

August 17, 2016

Jay Adams Partners with SNM Global to launch “Money Fight” Movie

LAS VEGAS, NV August 17, 2016

Historic Brendan Theatre will hold the partnership’s first joint project as United Fight Alliance (“UFA”) Founder and CEO Jordan “Jay” Adams will host and carry the television coverage for the MMA movie premiere of “Money Fight.” The brand new action thriller launches inside Las Vegas’ Landmark Palms Hotel and Casino this Friday night.

Money Fight, starring Ernie Reyes Jr., a story of redemption, is charged with authentic mixed martial arts. Other familiar faces starring in the movie are George Takei, MMA Legend Frank Shamrock, Sara Downing, and UFC Veteran Gray Maynard. Viewers will experience both emotional and physical battles in this full-contact action drama.

“We’re excited to be teaming up with SNM. They have a great track record and a solid, well planned roll out. This first project is great,” stated Adams. “The film is timed to release with UFC 202 so the fighters can drive across the bridge after the weigh-ins, get some great food, re-hydrate and watch a non-stop, authentic, adrenaline filled, action packed fight movie,” he added.

SMN Global Holdings Founder and CEO Troy Lowman stated, “SNM in collaboration with UFA is excited to bring you the Red Carpet viewing of “Money Fight” at the Palms Resort in Las Vegas on Friday night August 19, 2016. SNM Global plans to release Money Fight in wider distribution this fall. UFA enhances our ability to reach out to an audience that we are targeting for the movie. Their involvement will make our Red Carpet event very exciting.”

Adams says he loves doing shows in Las Vegas. “Vegas has arguably the best fighters in the world. I say arguably because I know California, New Mexico and Florida will argue with that! The city also has some of the best video production companies in the world as well. I always know I will get a great TV show out of Sin City.”

About “Money Fight” - Starring Ernie Reyes JR, Ving Rhames, Sara Downing, MMA Legend Frank Shamrock, UFC Veteran Gray Maynard, Mathias Hues, Maxim Model Fernanda Romero, Maria Conchita Alonzo, John Savage and George Takei is a full-contact action drama that shatters emotional boundaries. The film is loaded with authentic mixed martial arts and layered with dynamic heart-to-heart combat. It is a story of redemption. Viewers consider the story victorious and transcending. For more information on the movie and to view the official movie trailer please visit “Money Fight Movie”.

About SNM Global Holdings (SNMN) - SNM is a publicly traded company that specializes in the Entertainment and Media sector. Their mission is to acquire assets in this sector to enhance the SNM brand.

About United Fight Alliance (UnitedFightAlliance.com.) - UFA is a one-hour MMA program that brings you the best MMA from around the world. Watch as some of the biggest names in MMA fight toe to toe in the cage and you’ll see exclusive footage, interviews and fighter profiles. United Fight Alliance features top ranked fighters, women’s fights, intense action and more. UFA and its network of shows including Brawl Call, a thirty minute MMA magazine style, behind the scenes show, are now broadcast to over 115 million homes, airing on ROOT SPORTS, SportsNet New York, Cox Spots Television, Comcast Sports Net - Chicago, Tuff TV and nationally on DIRECTV, Dish Network and ATT U-Verse. UFA airs internationally on HBO Plus. You can also find UFA at your favorite sports bars throughout the nation. Check your local listings for ROOT SPORTS, Cox Spots Television, Comcast Sports Net - Chicago and TUFF TV. Tune in on DIRECTV to channel 658, 683 or 687, on Dish Network to channel 414, 426 or 428 and on ATT U-Verse to channel 1730, 1760 or 1764. For more information on UFA or Brawl Call, contact info@BrawlCall.com or go to United FightAlliance.com or www.BrawlCall.com.

SNM GLOBAL HOLDINGS, INC.

TERM SHEET

RED CANVAS – MONEY FIGHT RELEASE

The following is a non-binding term sheet for structuring a joint venture project between SNM Global Holdings, Inc. (“SNM”) and Red Canvas Film Productions LLC (“Red Canvas”) regarding the proposed release of the film titled “Money Fight” (hereinafter the “Film”). It is the intention of the parties to provide cooperating efforts in order to have a successful release of the Film. The following terms are intended for building a frame work for the joint venture and establish an understanding between the Parties.

Purpose	The purpose of the joint venture is to combine the efforts of funding raising capacities of SNM with the film production and finished product of Red Canvas in order to stage a premiere, a successful limited 6 week release to run in 6-10 western United States markets (approximately 500 theaters), and thereafter expand the release, DVD release, license the Film, or otherwise monetize the Film. The Parties intend to memorialize the terms of this joint venture, as amended, in a formal definitive agreement.

Financing	It is understood by the Parties that in order to successfully release the Film, it is imperative that the joint venture raises sufficient funds to a) fund the premier of the film; and b) put the film into limited release. The total estimated costs are expected to be approximately $2,000,000.00.

Use of Proceeds	[please lay out]
Responsibilities	SNM shall be responsible for raising a sum total of at least $1,000,000.00 through the sale its common stock or other legal means. The funds will be raised over a period of 12 months and distributed per the Use of Proceeds. The funds shall be treated as equity ownership equal to 50% of the Red Canvas.

Red Canvas shall provide access to the Film and advise and manage all aspects of staging a premier, limited and full release, distribution and marketing of the Film.

Profit Share	Profits shall be shared as follows:
● Until such time that the funds raised by SNM are repaid, any and all returns on the sale, distribution, licensing, sales of DVDs, or any profits derived from the Film (the “Profits’) shall be paid 80% to SNM and 20% to Red Canvas;

SNM GLOBAL HOLDINGS, INC.

	●	Once all funds have been repaid to SNM and until all debts currently owed by Red Canvas are paid, Profits shall be paid 20% to SNM and 80% shall be paid to Red Canvas, unless, per the Debt Option below, SNM purchases those debts owed by Red Canvas.
	●	Upon repayment to SNM and all debts owed to by Red Canvas, Profits forever more shall 50% paid to SNM and 50% to Red Canvas.

Debt Options	It is understood that Red Canvas currently owes certain amounts to various investors who originally supported the productions of the Film amounting to approximately $5,000,000.00. The Parties agree that it is in the best interest of all Parties have SNM purchase, in part or whole, those outstanding debts. The Parties, therefore, agree to cooperate in negotiating terms for the purchase by SNM of all Red Canvas debt. Any portion of debt purchased, shall be attributed to funds raised for purposes of distributions of profits.

Risks	All Parties understand and agree that this joint venture carries certain risks. Neither party makes any guarantee or warranty otherwise in regards to the success of the joint venture, except those representations and warranties stated in a final definitive agreement.

Representations and Warranties	In addition to standard representations and warranties, the Parties do hereby represent and warrant the following:
	●	SNM hereby represents and warrants that it has the capacity, as a publicly traded company, to raise sufficient funds for the purpose of the joint venture;
	●	Red Canvas represents and warrants that the Film is a complete film available for distribution and showings, immediately and that Red Canvas is the sole owner of the Film and all derivative rights, including, but not limited to, licensing, distribution, trademarks, and content.

SNM GLOBAL HOLDINGS, INC.

The undersigned does hereby agree to the intent and purpose of this Term Sheet as it relates to a joint venture between SNM Global Holdings, Inc. and Red Canvas Film Production, LLC. The Parties understand and agree that this terms set forth may be amended prior to entering into a definitive agreement after the parties have completed their respective due diligence.

SNM Global Holdings, Inc.

Troy Lowman, President

AGREED AND ACCEPTED by:

Red Canvas Film Production, LLC
6/11/16
By:	Kenneth Chamitoff	Date
Title:	President

										2009
YEAR		2007	2008	2009	2010	2011	2012	2013	TOTAL	LOANS =	$888,000,00	plus interest
LES CONNARD	$ 1,665,000.00				INVESTORS	157	110000			LLC =	$4,000,000.00
					AVERAGE	$25,477.71
	HAN KIM	215000								EQUITY %
7/2/2007	Han Kim	$30,000.00		$50,000.00					$80,000.00	2.000000%
7/2/2007	BUI Darlas	$30,000.00							$30,000.00	0.750000%
10/19/2007	Jose Esparsa	$10,000.00							$10,000.00	0.250000%
1/29/2008	Mi Kim		$40,00.00						$40,000.00	1.000000%
4/30/2008	Gilbert Flores		$15,000.00						$15,000.00	0.375000%
5/23/2008	Stephen Asbury		$10,000.20						$10,000.00	0.250000%
6/5/2008	Jannki Mithaiwala		$20,000.00						$20,000.00	0.500000%
7/3/2008	Harry Cosmatos		$10,00.00						$10,000.00	0.250000%
	WILLIAM CARDENAS	$122,500.00								0.000000%
1/7/2008	William Cardenas	$5,000.00	$5,000.00						$10,000.00	0,250000%
8/11/2008	Daniel Ramirez		$10,000.00						$10,000.00	0.250000%
4/22/2008	Darin farris		$5,000.00						$5,000,00	0.125000%
5/5/2008	Alvin Lopez		$5,000.00						$5,000.00	0.125000%
4/4/2008	Edgar Orlino		$5,000.00						$5,000.00	0.125000%
6/25/2008	Alfred Parker		$20,000.00						$20,000.00	0.500000%
	RUBEN CARDENAS		$10,00.00		$5,000,00				$15,000.00	0.375000%
5/27/2009	“Ryan Davis			$15,000.00					$15,00,00	0.375000%
6/17/2009	“ - Dan Awad			$7,500.00					$7,500.00	0.187500%
6/15/2009	“ -Jose Rios			$15,000.00					$15,000.00	0.375000%
6/15/2009	“Heribierto Barboza			$7,500.00					$7,500.00	0.187500%
6/15/2009	“ Neeran Herfi			$7,500.00					$7,500.00	0.187500%
6/15/2009	Joshua Bunce			$7,500.00					$7,500.00	0.187500%
11/1/2010	Raymond Friedrichson				$30,000,00				$30,000.00	0.750000%
11/15/2010	Carol Marie Fredrickson								$—	0.000000%
	DR. BOUCHEREAU								$—	0.000000%
10/19/2007	Ray Bouchereau	$140,000.00							$140,000.00	3.500000%
5/21/2008	MiChael Boucheroux		$10,000.00						$10,000.00	0.250000%
	roger renner								$—	0.000000%
10/20/2007	Roger Renner	$20,000.00	$10,000.00						$30,000.00	0.750000%
5/22/2008	Frederick D Renner		$10,00.00						$10,000.00	2.500000%
	LES CONNARD
7/2/2007	Concrete Slurry	$30,000.00	$70,000.00						$100,000.00	2.500000%
7/8/2007	Bryce McGlone	$20,000.00							$20,000.00	0.500000%
7/17/2007	Lisa Flach	$10,000.00							$10,000.00	0.250000%
7/21/2007	Jim LeVegue	$20,000.00							$20,000.00	0.500000%
7/22/2007	Taki Papadatos	$10,000.00							$10,000.00	2.500000%
7/23/2007	Karin Solano	$20,000.00							$20,000.00	0.500000%
7/23/2007	Les Connard	$110,000.00	$50,000.00				$(10,000.00)		$150,000.00	3.750000%
	Maria Virgina Polasek						$10,000.00		$10,000.00	0.250000%
7/23/2007	Oscar Stagel	$10,000.00							$10,000.00	0.250000%
7/23/2007	Bill Birkholz	$10,000.00							$10,000.00	0.250000%
8/2/2007	Kathy Buckler	$20,000.00							$20,000.00	0.500000%
8/28/2007	Reg Cawley	$10,000.00							$10,000.00	0.250000%
10/15/2007	Tim Sullivan	$10,000.00							$10,000.00	0.250000%
10/19/2007	Kevin James Berry	$20,000.00							$20,000.00	0.500000%
10/19/2007	Bill Wood	$40,000.00							$40,000.00	1.000000%
11/l/2007	Mark Chemelesky	$25,000.00		$10,000.00					$35,000.00	0.875000%
11/4/2007	Dulake	$40,000.00		$20,000.00			$10,000.00		$70,000.00	1.750000%
11/8/2007	Roy Saenz	$20,000.00							$20,000.00	0.500000%
11/15/2007	Leslie Neuser	$20,000.00							$20,000.00	0.500000%
11/20/2007	jim Deaton	$10,000.00							$10,000.00	0.250000%
11/25/2007	J. Schickel	$20,000.00							$20,000.00	0.500000%
11/26/2007	Steve Lode	$10,000.00							$10,000.00	0.250000%
11/30/2007	Thousand Oaks Corp	$20,000.00							$20,000.00	0.500000%
12/3/2007	Ron Coburn	$10,000.00							$10,000.00	0.250000%
12/27/2007	Wayne Bali	$10,000.00							$10,000.00	0.250000%
1/7/2008	John Cantrell	$5,000.00	$5,000.00						$10,000.00	0.250000%
1/19/2008	Michael Rickey		$15,000.00	$10,000.00					$25,000.00	0.625000%
1/19/2008	Greg Flores	$10,000.00							$10,000.00	0.250000%
1/29/2008	Ron Thomas		$20,000.00						$20,000.00	0.500000%
2/1/2008	James wine		$20,000.00						$20,000.00	0.500000%
2/5/2008	Stephen Tonelli		$30,000.00						$30,000.00	0.750000%
1/14/2008	Paul Weber		$10,000.00						$10,000.00	0.250000%
5/22/2008	Gregory O’Sullivan		$5,000.00						$5,000.00	0.125000%
6/2/2008	Crystal Hiros		$10,000.00						$10,000.00	0.250000%
	Greg Mutart		$10,000.00						$10,000.00	0.250000%
	Chad Schmidt		$5,000.00						$5,000.00	0.125000%

	6/6/2008	jack Burk		$10,000.00						$10,000.00	0.250000%
	6/2/2008	Mark Zakowski		$20,000.00	$20,000.00					$40,000.00	1.000000%
	6/23/2008	Winona Taylor		$10,000.00						$10,000.00	0.250000%
	7/21/2008	Jeffrey Aleman		$10,000.00						$10,000.00	0.250000%
	11/30/2008	Rudy Aguilar		$20,000.00						$20,000.00	0.500000%
	1/15/2008	O.P.AImaraz		$20,000.00						$20,000.00	0.500000%
		Frank Paglia			$15,000.00					$15,000.00	0.375000%
		Diana Brown			$5,000.00					$5,000.00	0.125000%
	9/18/2009	John Kucerea			$10,000:00					$10,000.00	0.250000%
	9/19/2009	Dave Delegradelle			$6,667.00					$6,667.00	0.166675%
	9/19/2009	Paul Burlingham			$6,667.00					$6,667.00	0.166675%
	9/19/2009	Ken Haston			$6,666.00					$6,666.00	0.166650%
	12/31/2009	Joe Ciaglia			$10,000.00	$10,000.00				$20,000.00	0.500000%
	3/15/2010	Trisha K M Szto				$10,000,00				$10,000.00	0.250000%
	4/14/2010	Jeffrey A Kreipl				$10,000.00				$10,000.00	0.250000%
	5/2/2010	Lisa Cleeland Carreia				$10,000.00				$10,000.00	0.250000%
	4/19/2010	John Connard				$10,000.00				$10,000.00	0.250000%
	4/19/2010	Wendon Inc			$20,000.00					$20,000.00	0.500000%
	NEED	Wendy Ferguson				$5,000.00				$5,000.00	0.125000%
	on file	Yuna Shi				$5,000.00				$5,000.00	0.125000%
	on file	Chan Pech				$5,000.00				$5,000.00	0.125000%
	NEED	DJ Shepard				$5,000.00				$5,000.00	0.125000%
ADAM BOSTER
	11/1/2007	Adam Boster	$50,000,00	$100,000.00	$50,000.00	$145,000.00	$50,000.00	$5,000.00		$400,000.00	10.000000%
	11/5/2007	Bill Howe	$20,000,00							$20,000.00	0.500000%
	11/8/2007	Stephen Ray	$10,000.00	$10,000.00	$10,000.00					$30,000.00	0.750000%
	12/3/2007	Ed Vought (12)	$10,000.00							$10.000.00	0.250000%
	12/3/2007	Mark Going	$10,000.00							$10,000.00	0.250000%
	12/26/2007	Lex Dooley	$10,000.00							$10,000.00	0.250000%
	1/15/2008	Jay Flottman		$20,000.00						$20,000.00	0.500000%
	1/15/2008	Shane Nelson		$20,000.00						$20,000.00	0.500000%
	3/10/2008	C.L. Grote		$30,000.00						$30,000.00	0.750000%
	5/27/2908	Jesse Langviile		$10,000.00						$10,000.00	0.250000%
	6/24/2008	Walker Long		$20,000,00						$20,000.00	0.500000%
	7/4/2008	Tom Royball		$10,000.00						$10,000.00	0.250000%
	4/15/2009	Thomas Bock			$7,500.00					$7,500.00	0.187500%
	12/19/2007	Jade Hockman	$10.000.00		$15,000.00	$5,000.00				$30,000.00	0.750000%
	9/11/2009	Holcomb			$20,000.00					$20,000.00	0.500000%
	9/14/2009	Engelbrect			$5,000.00					$5,000.00	0.125000%
	12/10/2009	Pat McMurry			$10,000.00					$10,000.00	0.250000%
	12/10/2009	David Jatho			$10,000.00					$10,000.00	0.250000%
	12/23/2009	Bottomline Investment			$10,000.00					$10,000.00	0.250000%
missing	NEED	Mary Theonen				$10,000.00				$10,000.00	0.250000%
		Lance Neff / Broken Arrow Farms				$20,000.00				$20,000.00	0.500000%
		Vivek Puri	$10,000.00							$10,000.00	0.250000%
		Theresa Potts		$5,000,00				$500.00	$(500.00)	$5.000.00	0.125000%
	5/20/2010	Brice M Spencer				$2,500.00				$2,500.00	0.062500%
	5/20/2010	Christopher R Tobin				$2.500.00				$2,500.00	0.062500%
	5/20/2010	Eugene Gruender				$2,500.00				$2,500.00	0.062500%
	5/20/2010	Robert W Evans				$10,000.00				$10,000.00	0.250000%
		Carl Theonen???			$20,000.00					$20,000.00	0.500000%
		Mike Pittman						$10,000.00		$10,000.00	0.250000%
KEN CHAMITOFF		$1,120,000.00								$—
	11/1/2010	Russle Berns / Saphire Paz Group				$10,000.00				$10,000.00	0.250000%
	7/1/2007	Thomas Holland	$20,000.00			$(10,000.00)				$10,000.00	0.250000%
	8/18/2007	Mark Nagle	$20,000.00							$20,000.00	0.500000%
	11/23/2007	Kenneth Chamitoff	$50,000.00	$100,000.00	$37,500.00	$167500.00	$(100,000.00)	$18,000.00	$(23,000.00)	$250,000.00	6.250000%
	11/23/2007	Greg Chamitoff	$50,000.00					$—		$50,000.00	1.250000%
	11/23/2007	Shari Chamitoff	$20,000.00		$40,000.00	$140,000.00	$$20,000.00	$30,000.00	$(30,000.00)	$220,000.00	5.500000%
	2/7/2008	William Robinson		$10,000.00						$10,000.00	0.250000%
	6/27/2008	Shane Rahn		$20,000,00				$1,000.00		$21,000.00	0.525000%
	6/6/2009	Maria Pino			$15,000.00					$15,000.00	0.375000%
	8/15/2009	Michael Shea			$15,000.00	$5,000.00		$—		$20,000.00	0.500000%
	9/18/2009	Charles Provinsal			$5,000.00					$5,000.00	0.125000%
	11/15/2009	Michael Giovanini			$20,000.00					$20,000.00	0.500000%
	11/16/2009	Stephen Hardy			$10,000.00					$10,000.00	0.250000%
	12/2/2009	Andrew schultz			$20,000.00					$20,000.00	0.500000%
	9/15/2009	Brandi Bell			$80,000,00	80,000.00				$160,000.00	4.000000%
	1/15/2010	Ryder Erickson				$5,000.00				$5,000.00	0.125000%
	3/15/2010	Doug Price				$10,000,00		$1,000.00		$11,000.00	0.275000%
	4/15/2010	Tim Buckley				$20,000.00				$20,000.00	0.500000%
	6/3/2010	Ed McDonald - Crew				$5,000.00				$5,000.00	0\125000%

	4/11/2010	Lawrence Wallace - Crew				$10,000.00					$10,000.00	0.250000%
		Margaret Poehling				$5,000.00					$5,000.00	0.125000%
	6/1/2010	Diane Sabat						$10,000.00			$10,000.00	0.250000%
	12/15/2010	Nan Li						$5,000.00			$5,000.00	0.125000%
		Ryan						$2,500.00			$2,500.00	0.062500%
		Amiel						$2,500.00			$2,500.00	0.062500%
	12/15/2010	Bob Howard						$5,000.00			$5,000.00	0.125000%
	12/15/2010	Joefer Bautista						$2,500.00			$2,500.00	0.062500%
missing (1099)		Ivan Jasonovic						$5,000.00			$5,000.00	0.125000%
		Tom Bell (THB)						$10,000.00	$140,800.00		$150,000.00	3.750000%
		Don & Debbie Blake						$20,000.00			$20,000.00	0.500000%
	2/1/2011	Don & Debbie Blake						$10,000.00	$500.00		$10,500.00	0.262500%
	2/15/2011	Marc & Debra Angelillo						$10,000.00			$10,000.00	0.250000%
	2/10/2012	AKA Enterprises / Barry Barker							$10,000.00		$10,000.00	0.250000%
CORY MARTIN		$422,500.00
	10/24/2007	Kim Symons	$20,000.00	$20,000.00	$5,000.00	$5,000.00			$(25,000.00)		$25,000.00	0.625000%
		Peggy Kay Symons							$25,000.00		$25,000.00	0.625000%
	10/24/2007	Cory Martin	$20,000.00	$20,000.00	$10,000.00						$50,000.00	1.250000%
	10/19/2007	Michael Baker	$20,000.00								$20,000.00	0.500000%
	10/20/2007	Scott Baker	$20,000.00		$5,000.00	$15,000.00					$40,000.00	1.000000%
	12/14/2007	Marter Holdings	$20,000.00								$20,000.00	0.500000%
	7/28/2008	Phillip Ricardo		$2,500.00							$2,500.00	0.062500%
	9/18/2008	Paul DeMattia		$20,000.00		$15,000.00					$35,000.00	0.875000%
	1/20/2009	Steven Sertich (NSA)			$30,000.00						$30,000.00	0.750000%
	7/1/2009	Don Vaca			$30,000.00						$30,000.00	0.750000%
	8/28/2009	Dr Davidson			$50,000.00	$20,000.00					$70,000.00	1.750000%		70K paid
	10/15/2009	Rebecca White			$10,000.00						$10,000.00	0.250000%
	3/10/2009	Mauka Breeze			$20,000.00						$20,000.00	0.500000%
	5/10/2010	Lance Garreck				$10,000.00		$5,000.00			$15,000.00	0.375000%
	4/29/2010	William Lusk				$10,000.00					$10,000.00	0.250000%
need	NEED	Ellie Ahern									$—	0.000000%	2010
		Mark Kalbfleisch								$20,000.00	$20,000.00	0.500000%
	NEED	George Garrick									$—	0.000000%	2010
		Judith Quenzer			$7,500.00						$7,500.00	0.187500%
							d				$4,000,000.00	100.000000%
			$1,287,500.00	$942,500.00	$817,500.00	$825,000.00		$57,500.00	$70,000.00	$(33,500.00)

								$4,000,000.00

Units Awarded for services rendered - no cash deposits
	2007	2008	2009	2010	2011	2012
Dulake			$20,000.00			$10,000.00
Adam Boster	$50,000.00	$100,000.00	$50,000.00	$145,000.00	$50,000.00	$5,000.00
Christopher R Tobin				$2,500.00
Eugene Gruender				$2,500.00
Robert W Evans				$10,000.00
Ed McDonald - Crew				$5,000.00
Lawrence Wallace - Crew				$10,000.00
Diane Sabat					$10,000.00
Nan Li					$5,000.00
Ryan					$2,500.00
Amiel					$2,500.00
Bob Howard					$5,000.00
Joefer Bautista					$2,500.00
Ivan jasonovic					$5,.000.00

Loans	principle	Year Made	APR Interest	Payments Made
Len Connard	30000	2009	20.00%
Carol Marie Fredrickson	60000	2009	20.00%
Ray Bouchereaux	5000	2012	20.00%	2000
Rick Dulake	100000	2009	20.00%
Rick Dulake (2)	20000	2012	20.00%
Joe Ciaglia	50000	2009	20.00%
John Connard	20000	2012	20.00%
Adam Boster	100000	2009	20.00%
Adam Boster	135000	2010	20.00%
Theresa Potts	500	2009	20.00%

Jay Flottman	20000	2012		20.00%	3000
Jade Hockman	25000	2009		20.00%
Ken Chamitoff	120000	2009		20.00%
Shari Chamitoff	100000	2009		20.00%
Shari Chamitoff (2)	50000	2010		20.00%
Shari Chamitoff	50000	2012		20.00%
Kim Symons	5000	2009		20.00%
Paul DeMatia	20000	2009		20.00%	17500
Dr Jeff Davidson	100000	2009		20.00%	100000	legal	-70000

Total Loans	1010500				122500

Dr Jeff Davidson	330000	2013	Legal

ADD Lawsuit - Balance is now $330,000. We probably can settle for about $50,000

Loans	principle	Year Made	APR Interest	Paid Off
Les Connard	30000	2009	20.00%
Carol Marie Fredrickson	60000	2009	20.00%
Ray Bouchereaux	5000	2012	20.00%	2500
Rick Dulake	100000	2009	20.00%
Rick Dulake (2)	20000	2012	20.00%
Joe Ciaglia	10000	2009	20.00%
John Connard	20000	2012	20.00%
Adam Boster	100000	2009	20.00%
Adam Boster	135000	2010	20.00%
Jay Flottman	20000	2012	20.00%
Jade Hockman	25000	2009	20.00%
Ken Chamitoff	120000	2009	20.00%
Ken Chamitoff	100000	2012	20.00%
Shari Chamitoff	100000	2009	20.00%
Shari Chamitoff (2)	50000	2010	20.00%
Shari Chamitof	75000	2011	20.00%
Shari Chamitoff	50000	2012	20.00%
Kim Symons	5000	2009	20.00%
Paul DeMatia	20000	2009	20.00%	17500
Dr Jeff Davidson	100000	2009	20.00%	70000
Dr Jeff Davidson - LAWSUIT	330000	2011 LAWSUIT
***ADD Lawsuit - Balance is now $330,000. We probably can settle for about $50,000

Total Loans	1475000		with interest???

SNM GLOBAL HOLDINGS, INC.

TERM SHEET

Dog on Deck Productions

The following is a non-binding term sheet for structuring a joint venture project between Divided Sky Productions, a division of SNM Global Holdings, Inc. (“DSP”) and Dog On Deck Productions (DOD).

The following terms are intended for building a frame work for the joint venture and establish an understanding between the Parties.

Purpose	The purpose of the joint venture is to combine the efforts of funding raising, marketing and brand building capacities of DSP with DOD. The Parties further intend to finance and distribute feature films, and future associated projects. The Parties intend to memorialize the terms of this joint venture, as amended, in a formal definitive agreement.

Consideration	In exchange for 50% of movie project owned by Dog on Deck Productions, SNM will pay an aggregate of $1,250,000.00 in cash to DOD, and hold $250,000 in reserve for promotion and distribution consideration.

Use of Proceeds	Funds will be used to produce, direct, market, and distribute a feature-length film.

Responsibilities	DOD. shall be responsible for all creative decision regarding the film.

DSP will be responsible for all accounting and fiduciary responsibilities.

SNM GLOBAL HOLDINGS, INC.

Profit Share	Any and all of the net profits, from the sales or distribrution shall be shared 50/50 between Divided Sky Productions and Dog on Deck Productions.

Risks	All Parties understand and agree that this joint venture carries certain risks. Neither party makes any guarantee or warranty otherwise in regards to the success of the joint venture, except those representations and warranties stated in a final definitive agreement.

Representations and Warranties	In addition to standard representations and warranties, the Parties do hereby represent and warrant the following:
☐ DSP hereby represents and warrants that it has the capacity, as a publicly traded company, to raise sufficient funds for the purpose of the joint venture;
☐

DOD represents and warrants that the all products are free and clear of all liens and encumbrances and DOD is the sole owner of the movie project, all derivative rights, including, but not limited to, licensing, distribution, trademarks, and content.

SNM GLOBAL HOLDINGS, INC.

The undersigned does hereby agree to the intent and purpose of this Term Sheet as it relates to a joint venture between SNM Global Holdings, Inc. and Dog On Deck Productions, LLC. The Parties understand and agree that this terms set forth may be amended prior to entering into a definitive agreement after the parties have completed their respective due diligence.

SNM Global Holdings, Inc.

4/1/17
Troy Lowman, President

AGREED AND ACCEPTED by:
Jason Slawson
Dog on Deck Productions, LLC

27 MAR 17
By:	Jason Slawson		Date
Title:	Owner

State of Maryland Department of Assessments and Taxation Charter Division	Larry Hogan Governor Michael L. Higgs Acting Director

Date: 04/06/2017

LEGALZOOM
101 N. BRAND BLVD.
11TH FLOOR
GLENDALE CA 91203

THIS LETTER IS TO CONFIRM ACCEPTANCE OF THE FOLLOWING FILING:
ENTITY NAME	: DOG ON DECK PRODUCTIONS, LLC
DEPARTMENT ID	: W17918244
TYPE OF REQUEST	: ARTICLES OF ORGANIZATION
DATE FILED	: 04-03-2017
TIME FILED	: 04:32 PM
RECORDING FEE	: $100.00
EXPEDITED FEE	: $50.00
POSTAGE FEE	: $5.00
FILING NUMBER	: 1000362010238295
CUSTOMER ID	: 0003538337
WORK ORDER NUMBER	: 0004754914

PLEASE VERIFY THE INFORMATION CONTAINED IN THIS LETTER. NOTIFY THIS DEPARTMENT IN WRITING IF ANY INFORMATION IS INCORRECT. INCLUDE THE CUSTOMER ID AND THE WORK ORDER NUMBER ON ANY INQUIRIES. EVERY YEAR THIS ENTITY MUST FILE A PERSONAL PROPERTY RETURN IN ORDER TO MAINTAIN ITS EXISTENCE EVEN IF IT DOES NOT OWN PERSONAL PROPERTY. THE RETURN IS FOUND ON THE SDAT WEBSITE.

Charter Division

Baltimore Metro Area (410) 767-1350

Outside Metro Area (888) 246-5941

0010544146
301 West Preston Street-Room 801-Baltimore, Maryland 21201-2395
Telephone (410)767-4950/Toll free in Maryland (888)246-5941
MRS (Maryland Relay Service) (800)735-2258 TT/Voice
Website: www.dat.maryland.gov	CACCPT

ENTITY TYPE:	ENTITIES OTHER THAN CORPORATIONS
EFFECTIVE DATE:	04-03-2017
PRINCIPAL OFFICE:	9503 TIPPETT LANE
MONTGOMERY VILLAGE MD 20886
RESIDENT AGENT:	JASON SLAWSON
9503 TIPPETT LANE
MONTGOMERY VILLAGE MD 20886

Bid Date:
Production Co.:	Dog On Deck Productions, LLC			Agency:
Address:	Maryland			Address:

Telephone:				Telephone:
Fax:				Fax:
Job #:				Agency Prod:
Contact:				Creative Director:
Director:	Jason Slawson			Copywriter:
Line Producer:	Grant Slawson			Art Director:
DP:	Dean Cundey			Client:
EP	Tracie Hovey			Product:
Editor:	Grant/Jason Slawson			Bid Name:
Pre-Production Days:	60			Commercial Title	Code	Length
Build & Strike Days:	24	Hours:	1.	POTENTIAL		90
Pre-light Days:	5	Hours:	2.
Studio Shoot Days:	0	Hours:	3.
Location Days:	30	Hours:	4.
Location(s):	Hagerstown, MD		5.
Payroll Taxes PT/P&W:	18.00%		6.

SUMMARY OF ESTIMATED PRODUCTION COSTS					ESTIMATED	ACTUAL	VARIANCE
1	Pre-production & Wrap Costs			Totals A & C	$70,992	$—	$70,992
2	Shooting Labor			Total B	$393,011	$—	$393,011
3	Location & Travel Expenses			Total D	$92,600	$—	$92,600
4	Props, Wardrobe, and Animals			Total E	$19,000	$—	$19,000
5	Studio & Set Construction Costs			Totals F, G, & H	$82,712	$—	$82,712
6	Equipment Costs			Total I	$98,070	$—	$98,070
7	Filmstock, Develop and Print			Total J	$—	$—	$—
8	Miscellaneous			Total K	$3,300	$—	$3,300
9			Sub-total	A to K	$759,685	$—	$759,685
10	Director / Creative Fees			Total L	$96,000	$—	$96,000
11	Production Insurance				$22,791	$—	$22,791
12			Sub-total	Direct Costs	$878,475	$—	$878,475
13	Talent Costs & Expenses			Totals M&N	$149,551	$—	$149,551
14	Editorial and Finishing			Totals O & P	$94,350	$—	$94,350
15			Sub-total	Project	$1,122,376	$—	$1,122,376
16	Executive Producer	5.0%			$56,119	$—	$56,119
17	Other				$—	$—	$—
18			Sub-total	Production	$1,178,495	$—	$1,178,495
19	Contingency	6.0%			$70,710	$—	$70,710

20	Contracted Total			GRAND TOTAL	$1,249,204	$—	$1,249,204

COMMENTS
Bid Includes:	Bid does not include: Script Writer’s Fees, deferred until sale $47,862 for screenplay Original Music Score deferred until sale $1000/Finished minute

Dog On Deck Productions, LLC	Page 1A

	PRE-PRO & WRAP			OT	OT Hours
A	CREW	Days	Rate	based	1.5	2.0	ESTIMATED	ACTUAL
PRODUCTION DEPARTMENT/TALENT
1	Producer	60	500				$30,000	$—
2	Managing Producer						$—	$—
3	Production Coordinator						$—	$—
4	Location Manager						$—	$—
5	Location Scout						$—	$—
6	Screenwriter	20	500				$10,000	$—
7	1st AD						$—	$—
8	Actor Jason Rehearsal	5	438				$2,190	$—
9	Actor Mike Rehearsal	5	438				$2,190	$—
10	Actor Marc Rehearsal	5	438				$2,190	$—
11	Actor Jack Rehearsal	5	438				$2,190	$—
12	PA						$—	$—
13	PA						$—	$—
14	PA						$—	$—
15	REHEARSAL CRAFTY	4	400				$1,600	$—
16	REHEARSAL SPACE	4	600				$2,400	$—
CAMERA DEPARTMENT
17	Director of Photography	2	1500				$3,000	$—
18	Camera Operator						$—	$—
19	1st AC	3	300				$900	$—
20	2nd AC						$—	$—
21	DIT	3	175				$525	$—
22	Digital Transfer/Loader						$—	$—
23	Still Photographer						$—	$—
24	Videographer						$—	$—
25	Camera Intern						$—	$—
GRIP DEPARTMENT
26	Key Grip						$—	$—
27	Best Boy Grip						$—	$—
28	Dolly Grip						$—	$—
29	Grip						$—	$—
30	Grip						$—	$—
31	Grip						$—	$—
32	Grip						$—	$—
ELECTRIC DEPARTMENT
33	Gaffer						$—	$—
34	Best Boy Electric						$—	$—
35	Electric						$—	$—
36	Electric						$—	$—
37	Electric						$—	$—
38	Electric						$—	$—
39	Electric						$—	$—
ART DEPARTMENT
40	Production Designer	5	250				$1,250	$—
41	Art Director						$—	$—
42	Set Decorator						$—	$—
43	Set Dresser						$—	$—
44	Buyer						$—	$—
45	Art Swing						$—	$—
46	Builder						$—	$—
47	Art PA						$—	$—
48	Art PA						$—	$—
MAKE UP AND HAIR DEPARTMENT
49	Key Make Up Artist	1	250				$250	$—
50	Key Hair Stylist						$—	$—
51	Make up Artist						$—	$—
52	Hair Stylist						$—	$—
53	Special Effects Make Up						$—	$—
54	Make up assistant						$—	$—
COSTUME DEPARTMENT
55	Costume Designer	2	250				$500	$—
56	Wardrobe Supervisor						$—	$—
57	Costume Maker						$—	$—
58	On set Costumer						$—	$—
59	Costume Assistant						$—	$—
STUNTS AND SPECIAL EFFECTS
60	Stunt Coordinator	2	500				$1,000	$—
61	Stunt Rigger						$—	$—
62	Special Effects Supervisor	2	375				$750	$—
63	Special Effects assistant						$—	$—
SOUND DEPARTMENT
64	Mixer						$—	$—
65	Boom Operator						$—	$—
TRANSPORTATION DEPARTMENT
66	Transpo Captain	1	250				$250	$—
67	Driver						$—	$—
68	Driver						$—	$—
69	Driver						$—	$—
70	Driver						$—	$—

					Sub-total A		$61,185	$—
					PT/P&W		$5,507	$—
					TOTAL A		$66,692	$—

Dog On Deck Productions, LLC	Page 1B

	SHOOTING			OT	OT Hours
B	CREW	Days	Rate	based	1.5	2.0	ESTIMATED	ACTUAL
PRODUCTION DEPARTMENT
71	Producer	30	1000				$30,000	$—
72	Managing Producer						$—	$—
73							$—	$—
74							$—	$—
75	Location Scout						$—	$—
76	Script Supervisor	30	250				$7,500	$—
77	1st AD	30	500				$15,000	$—
78	Screenwriter	30	400				$12,000	$—
79	2nd AD	30	200				$6,000	$—
80	Key PA	30	200				$6,000	$—
81	Set PA						$—	$—
82	PA	30	120				$3,600	$—
83	PA	30	120				$3,600	$—
84	PA	30	120				$3,600	$—
85	PA						$—	$—
86	Production Intern						$—	$—
CAMERA DEPARTMENT
87	Director of Photography Dean Cundey	30	3000				$90,000	$—
88	Camera Operator						$—	$—
89	1st AC	30	500				$15,000	$—
90	2nd AC	30	600				$18,000	$—
91	DIT	30	350				$10,500	$—
92	Digital Transfer/Loader						$—	$—
93	Still Photographer EVERYONE						$—	$—
94	Videographer						$—	$—
95	Camera Intern						$—	$—
GRIP DEPARTMENT
96	Key Grip	30	250				$7,500	$—
97	Best Boy Grip						$—	$—
98	Dolly Grip						$—	$—
99	Grip	30	150				$4,500	$—
100	Grip	30	150				$4,500	$—
101	Grip	30	150				$4,500	$—
102	Grip	30	150				$4,500	$—
ELECTRIC DEPARTMENT
103	Gaffer	30	500				$15,000	$—
104	Best Boy Electric						$—	$—
105	Electric						$—	$—
106	Electric						$—	$—
107	Electric						$—	$—
108	Electric						$—	$—
109	Electric						$—	$—
ART DEPARTMENT
110	Production Designer	30	500				$15,000	$—
111	Art Director						$—	$—
112	Set Decorator						$—	$—
113	Set Dresser	30	200				$6,000	$—
114	Buyer						$—	$—
115	Art Swing						$—	$—
116	Builder						$—	$—
117	Art PA	30	150				$4,500	$—
118	Art PA	30	150				$4,500	$—
MAKE UP AND HAIR DEPARTMENT
119	Key Make Up Artist	30	250				$7,500	$—
120	Key Hair Stylist						$—	$—
121	Make up Artist						$—	$—
122	Hair Stylist	30	250				$7,500	$—
123	Special Effects Make Up						$—	$—
124	Make up assistant						$—	$—
COSTUME DEPARTMENT
125	Costume Designer						$—	$—
126	Wardrobe Supervisor	30	250				$7,500	$—
127	Costume Maker						$—	$—
128	On set Costumer						$—	$—
129	Costume Assistant						$—	$—
STUNTS AND SPECIAL EFFECTS
130	Stunt Coordinator	2	1000				$2,000	$—
131	Stunt Rigger						$—	$—
132	Special Effects Supervisor	4	750				$3,000	$—
133	Special Effects assistant						$—	$—
SOUND DEPARTMENT
134	Recordist/Mixer	30	300				$9,000	$—
135	Boom Operator	30	450				$13,500	$—
TRANSPORTATION DEPARTMENT
136	Transpo Captain	30	250				$7,500	$—
137	On Set Nurse	30	250				$7,500	$—
138	Bookeeper	20	250				$5,000	$—
139	Security	20	250				$6,000	$—
140	Driver						$—	$—

					Sub-total A		$367,300	$—
					PT/P&W		$25,711	$—
					TOTAL B		$393,011	$—

Dog On Deck Productions, LLC	Page 2

C	PRE-PRODUCTION & WRAP EXPENSES	Amount	Rate	x	ESTIMATED	ACTUAL
141	Auto Rentals	10	40	2	$800.00	$—
142	Air Fares	2	700		$1,400.00	$—
143	Per Diems				$—	$—
144	Still Camera & Film				$—	$—
145	Messengers				$—	$—
146	Trucking				$—	$—
147	Deliveries & Taxis	2	100		$200.00	$—
148	Home Ec Supplies				$—	$—
149	Telephone & Cable	1	100		$100.00	$—
150	Casting Director				$—	$—
151	Casting Facilities				$—	$—
152	Working Meals	10	60	3	$1,800.00	$—
153	Casting Web Posting				$—	$—
			Total C		$4,300.00	$—

D	LOCATION EXPENSES	Amount	Rate	x	ESTIMATED	ACTUAL
154	Location Fees	10	500		$5, 000.00	$—
155	Permits	5	100		$500.00	$—
156	Breakfast				$—	$—
157	Lunch				$—	$—
158	Dinner				$—	$—
159	Catered Meals	30	1100		$33,000.00	$—
160	Crafts Services	30	350		$10,500.00	$—
161	Parking, Tolls, and Gas				$—	$—
162	Air Fares	5	700		$3,500.00	$—
163	Per Diems				$—	$—
164	Production Office				$—	$—
165	Hotel (Directors, Producers, Camera)	42	85		$35,700.00	$—
166	Gratuities				$—	$—
167	Cabs and Other Transportation	5	80		$2,400.00	$—
168	Site Cleanup	20	100		$2,000.00	$—
169	Garbage				$—	$—
170					$—	$—
171					$—	$—
172					$—	$—
173					$—	$—
174					$—	$—
175					$—	$—
176					$—	$—
177					$—	$—
178					$—	$—
179					$—	$—
			Total D		$92,600.00	$—

E	PROPS, WARDROBE & ANIMALS	Amount	Rate	x	ESTIMATED	ACTUAL
180	Prop Rentals	30	50		$1,500.00	$—
181	Prop Purchases	30	50		$1,500.00	$—
182	Wardrobe Rentals				$—	$—
183	Wardrobe Purchases	100	50		$5,000.00	$—
184	Rain Machine/Fans				$—	$—
185	Animals & Handlers				$—	$—
186	Wigs & Mustaches		250		$—	$—
187	Water Truck				$—	$—
188	THE CAR	1	5000		$5,000.00	$—
189	THE CAR Maintenance/Looks	1	3000		$3,000.00	$—
190	Tow truck	1	3000		$3,000.00	$—
			Total E		$19,000.00	$—

Dog On Deck Productions, LLC	Page 3

F	STUDIO RENTAL & EXPENSES	Amount	Rate	X	ESTIMATED	ACTUAL
191	Rental For Build Days	21	500		$10,500	$—
192	Build OT Hours				$—	$—
193	Rental for Pre-Lite Days	2	500		$1,000	$—
194	Pre-Lite OT Hours				$—	$—
195	Rental for Shoot Days	45	500		$22,500	$—
196	Shoot OT Hours				$—	$—
197	Rental for Strike Days	3	500		$1,500	$—
198	Strike OT Hours				$—	$—
199					$—	$—
200					$—	$—
201					$—	$—
202					$—	$—
203	Meals for Crew	11	50	25	$13,750	$—
204	Studio Electrician				$—	$—
205	Green Screen				$—	$—
206					$—	$—
207					$—	$—
			TOTAL F		$49,250	$—

				OT	OT Hours
G	SET CONSTRUCTION CREW	Days	Rate	Based	1.5	2.0	ESTIMATED	ACTUAL
208	Set Designer	16	300				$4,800	$—
209	Carpenters (3@ 150/day)	21	450				$9,450	$—
210	Grips	11	150				$1,650	$—
211	Outside Props						$—	$—
212	Inside Props						$—	$—
213	Scenics						$—	$—
214	Electricians (2@ 250/day)	5	500				$2,500	$—
215	Teamsters						$—	$—
216	Strike Crew						$—	$—
217	Art PA’s						$—	$—
218	Effects Crew						$—	$—
219	Swing						$—	$—
220	Art Coordinator						$—	$—
					Sub-total G		$18,400	$—
					PT/P&W		$3,312	$—
					TOTAL G		$21,712	$—

H	SET CONSTRUCTION MATERIALS	Amount	Rate	X	ESTIMATED	ACTUAL
221	Set Dressing Purchases	50	10		$500	$—
222	Set Dressing Rentals				$—	$—
223	Lumber	600	15		$9,000	$—
224	Paint	50	25		$1,250	$—
225	Hardware	100	10		$1,000	$—
226	Special Effects				$—	$—
227	Outside Construction				$—	$—
228	Art Trucking				$—	$—
229	Messengers/Deliveries				$—	$—
230	Kit Rental				$—	$—
231					$—	$—
232					$—	$—
			TOTAL H		$11,750	$—

Dog On Deck Productions, LLC	Page 4

I	EQUIPMENT RENTAL/PURCHASE	Amount	Rate	X	ESTIMATED	ACTUAL
233	Camera Rental Sony FS-700	1	4500		$4,500	$—
234	Sound Rental (SD 664 weekly)	1	450	6	$2,700	$—
235	Grip truck 5 ton (weekly)	1	2200	6	$13,200	$—
236	Grip truck mileage (1.35)	600	1.35		$810	$—
237	Generator Rental	1	200	10	$2,000	$—
238	Crane Rental	1	500	10	$5,000	$—
239	Lems Kit for Ursa (Purchase)	1	4500		$4,500	$—
240	Walkie Talkie Rental	15	20	6	$1,800	$—
241	Dolly Rental (Complete per week)	1	2200	6	$13,200	$—
242	Matte Box Purchases	2	2100		$4,200	$—
243	Steadicam Scout Purchase	1	4200		$4,200	$—
244	Production Supplies				$—	$—
245	Teleprompter				$—	$—
246	Expendables (Gels. Etc.)	50	10		$500	$—
247	Mobile Phones Rental				$—	$—
248	Arri Alexa Camera Rental (Kit with batteries, mounts, etc.)	1	2200	6	$13,200	$—
249	Angenieux Lens Rentals	3	1200	6	$21,600	$—
250	Tripods	3	370	6	$6,660	$—
			TOTAL I		$98,070	$—

J	FILMSTOCK, DEVELOP & PRINT	Amount	Rate	X	ESTIMATED	ACTUAL
251	Film Stock				$—	$—
252	Develop Filmstock				$—	$—
253					$—	$—
254					$—	$—
255	Transfer dailies				$—	$—
256	Purchase HD Tape Stock				$—	$—
			TOTAL J		$—	$—

K	MISCELLANEOUS COSTS	Amount	Rate	X	ESTIMATED	ACTUAL
257	Petty Cash	30	100		$3,000	$—
258	Air Shipping and Carriers	6	50		$300	$—
259	Mobile Phones				$—	$—
260	Cash Under $15 Each				$—	$—
261	External Billing Costs				$—	$—
262	Production Insurance				$—	$—
263	Finishing Inurance				$—	$—
264					$—	$—
265					$—	$—
266					$—	$—
			TOTAL K		$3,300	$—

L	DIRECTOR/CREATIVE FEES	Amount	Rate	X	ESTIMATED	ACTUAL
267	Director Prep	60	500		$30,000	$—
268	Director Travel				$—	$—
269	Director Shoot	30	1,000		$30,000	$—
270	Director Post	60	600		$36,000	$—
271	Fringes				$—	$—
272					$—	$—
273					$—	$—
			Sub-total L		$96,000	$—
			PT/P&W			$—
			TOTAL L		$96,000	$—

Dog On Deck Productions, LLC	Page 5

	TALENT		Travel	Shoot		OT	OT Hours
M		No.	Days	Days	Rate	Base	1.5	2.0	ESTIMATED	ACTUAL
267	Principal: Jason	1		30	438				$13,140	$—
268	Principal: Mike	2		30	438				$13,140	$—
269	Principal: Jack	3		20	438				$8,760	$—
270	Principal: Marc	4		20	438				$8,760	$—
271	Principal: Eric	5		10	438				$4,380	$—
272	Principal: Lauren	6		10	438				$4,380	$—
273	Principal: Kira	7		10	438				$4,380	$—
274									$—	$—
275	Secondary: Jimi	8		5	438				$2,190	$—
276	Secondary: Frank	9		5	438				$2,190	$—
277	Secondary: Valarie	10		5	438				$2,190	$—
278	Secondary: Jen	11		5	438				$2,190	$—
279	Secondary: Jason’s Mom	12		2	630				$1,260	$—
280	Secondary: Jacks’s Mom	13		2	630				$1,260	$—
281	Secondary: Girl	14		1	630				$630	$—
282	Secondary: Student	15		1	630				$630	$—
283	Secondary: Stud 1	16		1	630				$630	$—
284	Secondary: Stud 2	17		1	630				$630	$—
285	Secondary: Stud 3	18		1	630				$630	$—
286	Secondary: Stud 4	19		1	630				$630	$—
287	Secondary: Host 1	20		1	630				$630	$—
288	Secondary: Host 2	21		1	630				$630	$—
289	Secondary: Cashier	22		1	630				$630	$—
290	Secondary: Usher	23		1	630				$630	$—
291	Secondary: Store Clerk	24		1	630				$630	$—
292									$—	$—
293	Stunt Player Jason			1	630				$630	$—
294	Stunt Player Mike			1	630				$630	$—
295	Stunt Player Jack			1	630				$630	$—
296	Stunt Player Marc			1	630				$630	$—
297									$—	$—
298									$—	$—
							Sub-total M		$77,670	$—
							PT/P&W		$13,981	$—
							TOTAL M		$91,651	$—

N	TALENT EXPENSES	Amount	Rate	X	ESTIMATED	ACTUAL
299	Talent Per Diem				$—	$—
300	Talent Air Faires	16	450		$7,200	$—
301	Talent Ground Transportation	3	300	6	$5,400	$—
302	Talent Hotel	30	85	10	$25,500	$—
303	RV Rental	2	1650	6	$19,800	$—
304	Honeywagon		2500	4	$—	$—
			TOTAL N		$57,900	$—

Dog On Deck Productions, LLC	Page 6

O	POST PRODUCTION LABOR	Amount	Rate	X	ESTIMATED	ACTUAL
305	Post Coordinator				$—	$—
306	Off-line/Online Editor	60	$600.00		$36,000	$—
307	Assistant Editor				$—	$—
308	Post Supervisor				$—	$—
309					$—	$—
			Sub-total O		$36,000	$—
			PT/P&W			$—
			TOTAL O		$36,000	$—

P	POST PRODUCTION EXPENSES	Amount	Rate	X	ESTIMATED	ACTUAL
310	Hard Drive Purchase (Backups)	15	$190.00		$2,850	$—
311					$—	$—
312	Off-line Stock				$—	$—
313	Off-line Other				$—	$—
314					$—	$—
315	Digital 2D/Paint	10	$500.00		$5,000	$—
316	Digital 3D/Modeling				$—	$—
317	Digital Rotoscoping				$—	$—
318	Digital Compositing	20	$500.00		$10,000	$—
319	Digital Stock				$—	$—
320	Color Correction	5	$1,000.00		$5,000	$—
321					$—	$—
322	Music Rights (license popular music)	1	$10,000.00		$10,000	$—
323	VO/ADR	10	$600.00		$6,000	$—
324	Sound Effects				$—	$—
325	Sound Design				$—	$—
326	Audio Transfers				$—	$—
327	Audio Mix 5.1	15	$600.00		$9,000	$—
328	Music Recording for Score	1	$10,000.00		$10,000	$—
329					$—	$—
330	Film to Tape Color Correction				$—	$—
331	Tape to Tape Color Correction				$—	$—
332	Pin Registered Transfer				$—	$—
333	Telecine Stock				$—	$—
334	Telecine Other				$—	$—
335					$—	$—
336	On-line Conform				$—	$—
337	Character Generator				$—	$—
338	Closed Captions				$—	$—
339	Color Camera				$—	$—
340	On-line Stock				$—	$—
341	Edited Master				$—	$—
342	Clones				$—	$—
343	Dubs				$—	$—
344					$—	$—
345	Standards Conversion				$—	$—
346	Satellite/Digital Transmission				$—	$—
347	Stock Footage				$—	$—
348	Animation				$—	$—
349	Film Editing				$—	$—
350	Opticals				$—	$—
351	Negative Cutting				$—	$—
352	Add’l Lab Work				$—	$—
353	Tape to Film Transfer				$—	$—
354	Director Marketing Travel				$—	$—
355	Post Working Meals				$—	$—
356					$—	$—
357	Post Micellaneous	20	$25.00		$500	$—
			TOTAL P		$58,350	$—

3.)	List of beneficial owners of the film Potential:

1.)	Dog on Deck Productions, LLC; 40%

2.)	Jason Slawson; 15%

3.)	Michael Scheffler; 15%

4.)	Tracie Hovey; 15%
5.)	Grant Slawson; 15%

1.)	This does not apply as this company is a single proprietorship, Limited Liability Company that is new and has not been in business long enough to generate the information requested.

ARTICLES OF ORGANIZATION

The undersigned, with the intention of creating a Maryland Limited Liability Company files the following Articles of Organization.

(1) The name of the Limited Liability Company is.	Dog Deck Productions, LLC

(2) The purpose for which the Limited Liability Company is filed is as follows

Entertainment - Production company creating original material and shooting corporate events Film and television

(3) The address of the Limited Liability Company in Maryland is

9503 Tippert Lane, Montgomery Village, Maryland 20686

(4) The resident agent of the Limited Liability Company in Maryland is

Jason Slawson

Whose address is	9503 Tippert, Montgomery Village, Maryland 20686

(5)	(6)
Resident Agent
Chayenne Moseley, Assistant Secretary	I hereby consent to my designation in this document.
Jason Stawson

Signature(a) of Authorized Person(s)	CUST ID 0003538337 WORK ORDER 0004754914 DATE 04-05-2017 02 53 PM AMT PAID $3,41000

Filling party’s return address:

(7)

C/O LegalZoom.com, Inc.

101 N. Brand Blvd, 11th Floor

Glandale, CA 91203